UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HARTE HANKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Richard B. Aldridge, Esq.	Justin W. Chairman, Esq.
Morgan, Lewis & Bockius LLP	Morgan, Lewis & Bockius LLP
1701 Market Street	1701 Market Street
Philadelphia, PA 19103-2921	Philadelphia, PA 19103-2921
(215) 963-4829	(215) 963-5061

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HARTE HANKS, INC.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 17, 2017

As a stockholder of Harte Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte Hanks’ 2017 annual meeting of stockholders. The annual meeting will be held at The Magnolia Hotel (the Larimer – Champa Room), 818 17th Street, Denver, Colorado 80202, on Thursday, August 17, 2017, at noon Mountain Time, for the following purposes:

1.  To elect two Class III directors, each to serve until our 2020 annual meeting of stockholders, or until their successors are duly elected and qualified (or their earlier death, resignation or removal);

2.  To approve (on an advisory basis) the compensation of our named executive officers;

3.  To recommend (on an advisory basis) the frequency of holding an advisory vote on the compensation of named executive officers;

4.  To ratify the appointment of Deloitte & Touche LLP as Harte Hanks’ independent registered public accounting firm for 2017; and

5.  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 23, 2017, as the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.  Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Your VOTE is important to the future of Harte Hanks and it is important that your shares be represented. Therefore, even if you presently plan to attend the 2017 annual meeting of stockholders, please vote your shares by promptly completing, signing and returning the enclosed proxy card using the enclosed envelope. The enclosed envelope requires no postage if mailed within the United States.  If you wish to vote by telephone or internet, please follow the instructions on your proxy card.  Most of our stockholders hold their shares in “street name” through brokers, banks and other nominees and are required to vote their shares through those other entities by following the instructions on the voter instruction form, or VIF, that they will receive from such entity.  If you do attend the 2017 annual meeting of stockholders and wish to vote in person, you may withdraw your proxy at that time.

The enclosed proxy statement and our Form 10-K for the year ended December 31, 2016 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.hartehanks.com, under the heading “Financials & Filings” in the “Investors” section of our website.  The proxy statement for the 2016 annual meeting of stockholders and our Form 10-K for the year ended December 31, 2015 are also available on the same section of our website.  Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statements and Form 10-Ks at www.okapivote.com/hartehanks.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment.  A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

Your vote is important. We urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

For questions or assistance, please contact our proxy solicitor: Okapi Partners LLC, toll-free at (877) 869-0171, or via email at info@okapipartners.com.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Robert L. R. Munden
Executive Vice President,
CFO, General Counsel & Secretary

San Antonio, Texas

July 20, 2017

PROXY STATEMENT TABLE OF CONTENTS

HARTE HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 17, 2017

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harte Hanks, Inc. for use at our 2017 annual meeting.  In this proxy statement, references to “Harte Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte Hanks, Inc., unless the context of a particular reference provides otherwise.  We refer to various websites in this proxy statement.  Neither the Harte Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2017 Annual Meeting Date and Location

Our 2017 annual meeting of stockholders will be held on Thursday, August 17, 2017 at noon (Mountain Time) at The Magnolia Hotel (the Larimer — Champa Room), 818 17th Street, Denver, Colorado 80202, or at such other time and place to which the meeting may be adjourned or postponed.  References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is July 20, 2017.

Important Notice Regarding Availability of Proxy Materials For August 17, 2017 Annual Meeting

We are mailing all stockholders this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”).  The proxy statement and our Annual Report are also available on our website at www.hartehanks.com, under “Annual Reports and Proxies” in the “Financials & Filings” subsection of the “Investors” section.  Additionally, and in accordance with SEC rules, you may access our proxy statement and Annual Report at www.okapivote.com/hartehanks.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you are a registered stockholder if you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of the Notice per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of the Notice to consenting street-name stockholders (you are a street-name stockholder if you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address.  This procedure reduces printing and distribution costs.  Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or (if offered) by checking the appropriate box on the voting instruction card sent to them.  Similarly, most street-name stockholders who are receiving multiple copies of the Notice at a single address may request that only a single Notice be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee.

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on June 23, 2017, at which time we had issued and outstanding 62,540,739 shares of common stock, which were held by approximately 1,900 holders of record.  Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section.  Record date stockholders are entitled to one vote for each share of common stock owned as of the record date.  For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

Voting of Proxies By Management Proxy Holders

The Board has appointed Messrs. Carlos M. Alvarado (Vice President, Finance & Controller), Robert L. R. Munden (Executive Vice President, Chief Financial Officer, General Counsel & Secretary) and Karen A. Puckett (President and Chief Executive Officer), each with full powers of substitution and resubstitution, as the management proxy holders for the annual meeting.  Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or online, as applicable.  For stockholders who have their shares voted by duly submitting a proxy online, by mail or telephone, the management proxy holders will vote all shares represented by such valid proxies as specified by such holder, and if not specified, in accordance with the Board’s recommendations:

•                  Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class III directors;

•                  Proposal II (Say on Pay) — FOR the proposal approving (on an advisory basis) the compensation of the Company’s Named Executive Officers for 2016;

•                  Proposal III (Frequency of Say on Pay) — FOR submission of the compensation of named executive officers to an advisory vote of stockholders every year; and

•                  Proposal IV (Ratification of the Appointment of Independent Registered Public Accounting Firm) — FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (independent auditors) for fiscal 2017.

As of the date of printing of this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their discretion.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD. OUR BOARD ALSO RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of holders of a majority of the shares of stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the annual meeting.  Each vote represented at the meeting in person or by proxy will be counted toward a quorum.  Abstentions and broker “non-votes” (which are described below) are counted as present at the annual meeting for purposes of determining whether a quorum is present.  If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted.  There are also non-discretionary matters for which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer.  When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results.  Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.  Brokers will not have discretionary authority in the absence of timely instructions from their customers for proposal I, but brokers will have discretionary authority in the absence of timely instructions from their customers for proposal II.

•                  Proposal I (Election of Directors) — To be elected, each nominee for election as a Class III director must receive the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.  Votes may be cast in favor of or withheld from the election of each nominee.  Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

•                  Proposal II (Say on Pay) — Approval of the advisory resolution on compensation of Named Executive Officers requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

•                  Proposal III (Frequency of Say on Pay) — For the advisory recommendation regarding frequency of holding future advisory votes on named executive officer compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

•                  Proposal IV (Ratification of the Appointment of Independent Registered Public Accounting Firm) — Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (independent auditors) for fiscal 2017 requires the affirmative vote of the majority of the votes cast at the annual meeting in person or by proxy.  Broker non-votes and abstentions will not be counted in determining the number of votes cast and will have no effect on the approval of this proposal.

Submission of Proposal IV for ratification by the stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission is an opportunity for stockholders to provide feedback to the Board and its Audit Committee on an important issue of corporate governance.  If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.  The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of Deloitte & Touche LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•                  By Mail. You may submit a proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed envelope.

•                  By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the enclosed proxy card.  Please have your proxy card in hand when you call.  Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•                  Online.  You may submit a proxy online using the website listed on the enclosed proxy card.  Please have your proxy card in hand when you log onto the website.  Online voting facilities will close and no longer be available on the date and time specified on the proxy card.

•                  In Person.  You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•                  By Mail. You may submit a proxy by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed envelope.

•                  By Methods Listed on the Proxy Card.  Please refer to the enclosed proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or online, following the instructions on the proxy card or other information provided by the record holder.

•                  In Person with a “Legal” Proxy from the Record Holder.  A street-name stockholder who wishes to vote in person at the meeting will need to obtain a “legal” proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a “legal” proxy in order to vote in person at the annual meeting.

If you need assistance in voting your shares, please call Harte Hanks’ proxy solicitor, Okapi Partners LLC, toll-free at (877) 869-0171, or via email at info@okapipartners.com.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by:

•                  timely delivery of a valid, later-dated executed proxy card;

•                  timely submitting a proxy with new voting instructions using the telephone or online voting system;

•                  voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•                  filing an instrument of revocation received by the Secretary of Harte Hanks, Inc. at the company’s office at 1444 Wazee Street, Denver, Colorado 80202, by 3:00 p.m., Mountain Time, on Wednesday, August 16, 2017.

Your latest dated proxy card or telephone or internet proxy will be the one that is counted.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.  No cameras, recording equipment, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the preparing, assembling, mailing and solicitation of proxies by our Board.  In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.  We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Additionally, the Board has retained Okapi Partners LLC, a proxy solicitation firm, who may solicit proxies on the Board’s behalf. Okapi Partners expects that approximately 24 of its employees will assist in the solicitation of proxies. We will pay Okapi Partners an estimated fee of $30,000 plus costs and expenses. In addition, Okapi Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Copies of the Annual Report

A copy of our Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte Hanks, Inc., Attn:  Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our Annual Report and the exhibits filed with it are also available on our website, www.hartehanks.com in the “Financials & Filings” section of the “Investors” tab.  Our Annual Report and the exhibits filed with it do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.  As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to 2016, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied on a timely basis; however, we did report on a SEC Form 5 filed on August 23, 2016 a 2015 gift transaction of 400 shares of common stock by Mr. Houston H. Harte (who owns beneficially more than 10% of our common stock), which transaction had not previously been reported to us.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers at July 20, 2017:

Name	Age	Position
David L. Copeland	61	Director (Class I)
William F. Farley	73	Director (Class II)
Christopher M. Harte	69	Director (Class I); Chairman of the Board
Melvin L. Keating	70	Director (Class II)
Scott C. Key	58	Director (Class I)
Judy C. Odom	64	Director and Nominee (Class III)
Karen A. Puckett	57	Director and Nominee (Class III); President & CEO
Alfred V. Tobia, Jr.	52	Director (Class II)
Carlos M. Alvarado	43	Vice President, Finance & Controller
Frank M. Grillo	51	Executive Vice President, Sales & Chief Marketing Officer
Andrew P. Harrison	47	Executive Vice President, Contact Centers & CHRO
Shirish R. Lal	50	Executive Vice President, COO & CTO
Robert L. R. Munden	49	Executive Vice President, CFO, General Counsel & Secretary

Class III directors are to be elected at our 2017 annual meeting, and Judy C. Odom and Karen A. Puckett are nominees for election.  The term of Class I directors expires at the 2018 annual meeting of stockholders, and the term of Class II directors expires at the 2019 annual meeting of stockholders.

The Company’s Fifth Amended and Restated By-Laws provide that the number of directors who shall constitute the whole Board shall be such number as the Board shall at the time have designated. In July 2017, after considerable deliberation, including with regard to the Company’s corporate governance, the Board adopted a resolution to (1) increase the number of directors on the Board from seven to eight, and to assign the resulting vacancy to Class II of the Board, and (2) accept the resignation of Stephen E. Carley, a Class II director.

On July 18, 2017, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Sidus Investment Management, LLC and certain of its affiliates (collectively, “Sidus Management”), the beneficial owner in the aggregate of 1,550,000 shares of our common stock, pursuant to which we agreed, among things, to appoint Alfred V. Tobia Jr. and Melvin L. Keating to the Board as Class II directors, to fill the vacancies described in the foregoing Board resolutions, and to appoint Mr. Tobia to our Compensation Committee and Mr. Keating to our Audit Committee, effective July 18, 2017. Messrs. Tobia and Keating will hold office until the 2019 annual meeting of stockholders and until their respective successors are elected and qualified. For additional details regarding the terms of the Cooperation Agreement, including a copy of the Cooperation Agreement, see our Current Report on Form 8-K filed with the SEC on July 19, 2017.

David L. Copeland  has served as a director of Harte Hanks since 1996.  He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its President.  Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company.  Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

We believe that Mr. Copeland’s qualifications for our board include his experience serving on various committees for a publicly traded financial holding company.  We also believe he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares.  Mr. Copeland, a certified public accountant and a chartered financial analyst, would qualify as a financial expert for our audit committee.

William F. Farley has served as a director of Harte Hanks since 2003.  Currently, he is a Principal with Livingston Capital, a private investment business he started in 2002.  Since 2005, he has served on the board of trustees for Blue Cross Blue Shield of Minnesota and is a member of its technology committee business development committee and the chair of its investment committee.  He served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as Chairman and Chief Executive Officer of Kinnard Investments, a financial services holding company, from 1997 to 2000.  From 1990 to 1996, he served as Vice Chairman of U.S. Bancorp, a financial services holding company.

We believe that Mr. Farley’s qualifications for our board include his extensive leadership experience at various financial institutions serving in roles as chairman and chief executive officer.  We believe he provides important perspectives on financial markets, complex securities and financial and economic trends, as well as a broad prospective on corporate governance and risk management issues facing businesses today. Mr. Farley qualifies as a financial expert on our audit committee.

Christopher M. Harte has served as a director of Harte Hanks since 1993.  Serving as our Chairman since July 1, 2013, he is also a private investor.  He was Chairman and publisher of the Minneapolis Star Tribune from March 2007 through September 2009.  The Minneapolis Star Tribune entered bankruptcy in January 2009 and emerged from bankruptcy in September 2009. He had previously been President and publisher of Knight-Ridder newspapers in State College, Pennsylvania and Akron, Ohio, and later President of the newspaper in Portland, Maine. He was a director of Geokinetics, Inc. (from 1997 to 2013) and Crown Resources Corporation (from 2002 until its merger with Kinross Gold Corporation in 2006).

We believe that Mr. Harte’s qualifications for our board include his extensive experience in managing, investing in and serving on the board of directors of a number of communications and other public and private companies.  He offers the perspective of a seasoned board member, having served on our board of directors through several major transitions, both when the company was private as well as after its most recent public offering.

Melvin L. Keating has served as a Consultant, providing investment advice and other services to private equity firms since November 2008. Since September 2015, he has been a Director of Agilysys Inc., a leading technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. Mr. Keating also currently serves as a Director of MagnaChip Semiconductor Corp., a designer and manufacturer of analog and mixed-signal semiconductor products for consumer, communication, computing, industrial, automotive and IoT applications.

Previously, he served as the President and Chief Executive Officer of Alliance Semiconductor Corp., Santa Clara, CA, a worldwide manufacturer and seller of semiconductors, from 2005 to October 2008. He was employed as a Strategy Consultant for Warburg Pincus Equity Partners for seven years, where he created and ultimately sold a public REIT while also providing acquisition and transactional advice. Prior to Warburg Pincus, he was SVP Finance and Administration of Olympia & York Companies, which at the time was the world’s largest real estate owner/developer. During the course of his career, Mr. Keating also served on the Boards of Directors of the following public companies: Red Lion Hotels Corp, where he was Chairman of the Board; API Technologies Corp.; Integrated Silicon Solutions Inc.; Tower Jazz Semiconductor Ltd.; Integral Systems, Inc.; White Electronic Designs Corp.; Crown Crafts Inc.; Bitstream, a/k/a Marlborough Software Development; Plymouth Rubber Co.; Price Legacy Corp.; InfoLogix, Inc.; LCC International, Inc.; Aspect Medical Systems Inc.; and ModSys International Ltd.

We believe Mr. Keating’s extensive experience as an investment consultant, executive officer and board member will provide a valuable perspective on our board.

Scott C. Key joined the Harte Hanks board on March 17, 2013.  Through June 2015, Mr. Key served as President and Chief Executive Officer of IHS, Inc.  Mr. Key also served on IHS’ board of directors.  Mr. Key joined IHS in 2003, and served in a variety of roles of progressively greater responsibility, most recently as IHS’ Chief Operating Officer (in 2011), Senior Vice President, Global Products and Services (in 2010) and President and Chief Operating Officer of IHS Global Insight (September 2008 — December 2009).  From 2007-2008, he served as President and Chief Operating Officer of IHS Jane’s and chairman of IHS Fairplay, and led an integrated sales team on a global basis.  From 2003-2007, he served as IHS Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products, Marketing and Software Development.

We believe Mr. Key’s extensive experience in global data- and analytics-intensive businesses brings a keen perspective as our company continues to develop more and different data-driven marketing offerings for our clients.  In addition, his recent service as Chief Executive Officer of a fast growing company will provide a valuable perspective on our board as we deploy our new strategy.

Judy C. Odom has served as a director of Harte Hanks since 2003.  Since November 2002, Ms. Odom has served on the board of directors of Leggett & Platt, Incorporated, a diversified manufacturing company, where she also serves as chair of the audit committee and as a member of its compensation and nominating and governance committees. In March 2014, Ms. Odom joined the board of directors of Sabre Corporation, a leading technology solutions provider to the global travel and tourism industry; she also serves as the chair of Sabre’s Audit Committee.  From 1985 until 2002, she held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983.  Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

We believe that Ms. Odom’s qualifications to serve on our board include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today.  Her experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience. As a partner in an international accounting firm she supervised audits of many companies in various industries.

Karen A. Puckett has served as a director of Harte Hanks since 2009, and was appointed our President & Chief Executive Officer (CEO) in September 2015.  Ms. Puckett served in several executive positions with CenturyLink, Inc. and its predecessor companies for over 15 years until her departure in June 2015, most recently as its President of Global Markets and Chief Operating Officer.  CenturyLink is the third largest telecommunications company in the U.S. and a leader in network services as well as a global leader in cloud infrastructure and hosted IT solutions for enterprise customers.  CenturyLink provides data voice and managed services in local, national and select international markets.  Ms. Puckett also serves as a director (and member of the audit and personnel committees) of Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations.

We believe that Ms. Puckett’s qualifications for our board include her essential perspective as our current President & CEO, and her extensive prior leadership and operating experience at CenturyLink.  We believe her involvement in the transformation and expansion of CenturyLink will provide the board with key insights on all aspects of challenging and rapidly-changing business situations.

        Alfred V. Tobia, Jr. is a co-Founder and Portfolio Manager for Sidus Investment Management, LLC and its affiliates. He oversees the management of the Sidus equity funds and provides analysis to the firm’s credit fund. Mr. Tobia was previously a Senior Managing Director and Supervisory Analyst (1996 to 2000) within the data networking and telecommunication equipment sectors at Banc of America Securities (formerly Montgomery). From 1992 to 1996, he was a Senior Analyst at Wertheim Schroeder & Co., focusing on PC and entertainment software, data networking and special situations. During this period, Mr. Tobia was twice named to the Wall Street Journal’s Analyst All-Star team for stock selection. Prior to that, Mr. Tobia was an analyst at Mabon Nugent & Co. (1986 to 1992), covering various sectors of technology.

Mr. Tobia has extensive financial experience in both public and private companies and executive experience through the management of a small-cap investment fund. Mr. Tobia's background and insights provide valuable expertise in corporate finance, strategic planning, and capital and credit markets.

We believe Mr. Tobia’s extensive financial experience will provide a valuable perspective on our board.

Carlos M. Alvarado has served as the Vice President, Finance and Controller since June 2013. Prior to joining Harte Hanks, he was Director of Accounting for Visionworks of America, Inc., a subsidiary of Highmark’s vision holding company, HVHC Inc.  Prior to joining HVHC, Mr. Alvarado spent six years in public accounting with Ernst & Young and Arthur Andersen, and two years at a retail grocery company.

Frank M. Grillo was appointed our Chief Marketing Officer in October of 2015, and now serves as our Executive Vice President, Sales & CMO.  Mr. Grillo previously worked for CenturyLink, Inc. as a vice president of business marketing (beginning April 2012). Prior to CenturyLink, Mr. Grillo served in a variety of executive sales, operations and marketing roles for Cypress Communications (from September 2005 to January 2012) and Trinsic Communications (from March 2003 to August 2005).

Andrew P. Harrison is our Executive Vice President and Chief Human Resources Officer.  Mr. Harrison also leads our contact center services. Mr. Harrison has worked in a variety of human resources and operational management and leadership roles for Harte Hanks for over 20 years.

Shirish R. Lal became our Executive Vice President, Chief Operating Officer & Chief Technology officer on March 14, 2016.  Mr. Lal joined the company after working 11 years at CenturyLink, Inc. in a variety of positions of increasing responsibility within the marketing function, most recently serving as CenturyLink’s Chief Marketing Officer.

Robert L. R. Munden joined the company in April 2010 as our Senior Vice President, General Counsel and Secretary.   Mr. Munden began serving as our Chief Financial Officer, in addition to his other roles, beginning in January 2017. From April 2005 through March 2010, Mr. Munden served as Vice President and Corporate Counsel of Safeguard Scientifics, Inc.  From June 2002 through April 2005, he served as Corporate Counsel, North America for Taylor Nelson Sofres, a market research company (now a division of WPP PLC).  Prior to that, Mr. Munden served as General Counsel to an online marketing and database services firm, as an associate with a corporate law firm and as an armor and cavalry officer in the U.S. Army.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance our corporate governance and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Governance Committee”), as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other policies and procedures on our website at www.hartehanks.com under the “Corporate Governance” subsection of our “Investors” section.  Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte Hanks, Inc. (Attention: Secretary)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

From time to time, these governance documents may be revised in response to changing regulatory requirements, our evaluation of evolving best practices and industry norms and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (CEO) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, and reviews and approves our financial objectives and major corporate plans and actions.  Through the Audit Committee, the Board reviews and approves significant changes in the appropriate auditing and accounting principles and practices, provides oversight of internal and external audit processes, financial reporting and internal controls.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met 16 times and acted by unanimous written consent five times during 2016.  In addition, in 2016 each director participated in at least 75% of the meetings of the Board committee(s) of which he or she was a member.

The Board has separately designated standing Audit, Compensation and Governance Committees, each composed solely of directors who the Board has determined are independent. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Committee
	Audit		Compensation		Governance
Director	2016	2017	2016	2017	2016	2017
David L. Copeland	Member*		Chair
William F. Farley	Chair*	Chair*			Member	Member
Christopher M. Harte		Member		Member		Member
Mevin L. Keating		Member*
Scott C. Key	Member	Member		Chair
Judy C. Odom			Member	Member	Chair	Chair
Alfred V. Tobia, Jr.				Member

Number of 2016 Meetings	11		5		3

Number of 2016 Written Consents	1		2		0

* The Board has determined that such director is an audit committee financial expert.

In accordance with our Corporate Governance Principles the Governance Committee and Board considered the membership of the committees and the tenure of members’ service on them.  In light of the many changes made to the committee composition (including the rotation of each committee chair) over the past three years, the Board made no changes to the composition of committees in 2016.   In April 2017, the Board changed its committee composition as reflected in the table above when Mr. Copeland was determined to no longer qualify as independent; see Independence of Directors below. In July 2017, the Board made further changes to its committee composition (also reflected above) in connection with the resignation of Stephen E. Carley from the Board and the appointment of Messrs. Keating and Tobia.

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.hartehanks.com under the “Corporate Governance” subsection of our “Investors” section.

•                Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

•                Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and recommend to the Board (as directed by the Board) non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•                Governance Committee — The primary functions of the Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Governance Committee is responsible for managing the process for the nomination of new directors.  The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs.  Candidates should also have the skills and fortitude to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company.  The Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in determining the appropriate composition of the Board and identifying director nominees.  However, the company does not have a formal policy concerning diversity considerations, nor any formal means of assessing the efficacy of its diversity consideration.

The Governance Committee will consider potential nominees recommended by our stockholders taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our by-laws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2018 Annual Meeting” and in our by-laws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Questionnaires are used on an annual basis (or when a new director is added) to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors.  Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its 2016 findings to the Board on the independence of (1) Stephen E. Carley, (2) David L. Copeland, (3) William F. Farley, (4) Christopher M. Harte, (5) Scott C. Key and (6) Judy C. Odom, in each case in accordance with applicable federal securities laws and the rules of the NYSE.  The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte Hanks.  The Board further determined that (i) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (ii) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC and (iii) for purposes of serving on the Audit Committee, each such non-employee director is financially literate and, where applicable, certain of such directors are “audit committee financial experts” as such term is defined in the applicable SEC rules.

The Board has made the same determinations for 2017 for each of the non-employee directors listed above and for Mr. Tobia and Mr. Keating.  However, in April of 2017 (and subsequent to its usual 2017 independence determinations), the Board reconsidered Mr. Copeland’s independence due to his service as sole manager of the guarantor of the company’s new credit facility.  After a review, the Board determined such role as constituting a material relationship disqualifying his independence.  Mr. Copeland promptly resigned from the Audit Committee and Compensation Committee in connection with the Board’s determination.  For more information regarding the new credit facility and the guarantee, please refer to the relevant description in our Current Report on Form 8-K filed with the SEC on April 21, 2017.

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

In making its independence determinations in early 2017, the Board considered the following matters with respect to Mr. Copeland, and determined that they did not constitute material relationships with Harte Hanks or otherwise impair his independence as a director or a member any of its committees, including the Audit Committee:

•                As previously disclosed in our 2016 proxy statement, Mr. Copeland’s son is a member of the transaction services group of KPMG LLP, the independent registered public accounting firm we used in 2015 and prior fiscal years. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transaction services group and whether there was any relation to KPMG’s audit or tax compliance groups.  As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transaction services group is a separate and distinct group from KPMG’s audit and tax compliance practice groups.  Accordingly, based on the nature of the services provided by the transaction services group and the fact that Harte Hanks has not purchased such transaction services from KPMG, this matter was not deemed to constitute a material relationship with Harte Hanks.  We selected Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and 2017.

•                As disclosed in our 2016 proxy statement and further in this proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of approximately 7.6% of our outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee.  Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte Hanks.

Board Leadership Structure

Board leadership structures should vary for companies depending on their circumstances.  Although as part of our Lead Director Policy (see below) we regularly evaluate whether to combine or separate the roles of CEO and Chairman, having separated these roles with the retirement of our previous Chairman, the Board determined that maintaining this structure remained the best one for the company.  The Board believes that this leadership structure will allow our CEO the time and resources to focus on leading the company in our corporate strategy and through the changes to our business that are and will be required to address our declining financial performance.  Our board and stockholders likewise benefit from the continuity provided by an independent Chairman who is very familiar with the company from his long service on our board.  Mr. Harte, our Chairman, leads the Board and its activities, and is responsible for the effective operation of the Board and its responsiveness to stockholders.

The board still maintains a Lead Director Policy, which provides that:

•                 the Board shall conduct an annual evaluation of whether to combine (or continue combining, as the case may be) the roles of Chairman of the Board and CEO, with a view to ensuring significant independent oversight of management;

•                 when the Chairman of the Board is also the CEO, the independent members of the Board shall elect one of the independent Directors to serve as Lead Director, such director to serve in such role for a one-year term;

•                 at each regular meeting of the Board, the independent directors shall meet in executive session; and

•                 the Lead Director shall have the following powers and duties (1) presiding over all meetings of the Board at which the Chairman of Board is not present, (2) presiding over executive sessions of independent and/or non-management directors, (3) calling meetings of the independent directors, and (4) serving as a liaison between the Chairman of the Board and the independent directors if so requested.

We had no changes to our Board composition in 2016.  The independent members of the Board meet in executive session outside the presence of our sole management director at every regular meeting of the Board, and as-needed at special meetings.  We believe having a substantial majority of independent, experienced directors comprising our Board benefits the company and its stockholders by providing strong oversight and advice on the issues facing the company.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte Hanks and its stockholders. In addition, in 2016 the Board utilized third-parties to conduct a director skills assessment and peer evaluation.  Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate, in light of the results of evaluations or business needs.

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management.  If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board.  If the Chairman is a member of management, the Lead Director serves as the chairman of the executive sessions.  If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year.  The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board.  If the Chairman is not an independent director, the Lead Director serves as the chairman of such sessions.

Risk Oversight

Our Board is responsible for overseeing the risk management process.  The Board focuses on our general risk management strategy and the most significant risks we face, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

In performing the risk management process, the Board reviews with management (1) our policies with respect to risk assessment and management of risks that may be material to us, (2) our system of disclosure controls and system of internal controls over financial reporting, and (3) our compliance with legal and regulatory requirements.  The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks.  Our other Board committees also consider and address risk as they perform their respective committee responsibilities.  For example, our Compensation Committee evaluates the risks associated with our compensation plans and policies, and our

Audit Committee monitors risks relating to our financial controls and reporting.  All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.  The leadership structure of our Board described above in the “Board Leadership Structure” section also ensures that management is properly overseen by independent directors.

Management is responsible for day-to-day risk management.  Our finance, treasury, general counsel and internal audit functions serve as the primary monitoring and testing groups for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business.  This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operational levels, as well as compliance and reporting.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that William F. Farley, Christopher M. Harte, Melvin L. Keating and Scott C. Key, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Farley and Keating further qualify as audit committee financial experts, as such term is defined in applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the company.  All members of the Compensation Committee participate in decisions related to compensation of our executive officers.  No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to:  Board of Directors – Stockholder Communication, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216.  Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming she reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to:  Audit Committee, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216, in an envelope labeled “To be opened by the Audit Committee only.  Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend.  All directors other than Ms. Odom attended the 2016 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our CEO and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.  The Business Conduct Policy forbids employees and directors from engaging in hedging activities with respect to our securities.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.hartehanks.com, under the “Corporate Governance” subsection of our “Investors” section.  In accordance with NYSE and SEC rules, we intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our CEO, Chief Financial Officer (“CFO”) and Controller, by posting such information on our website (www.hartehanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte Hanks.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.  These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation also states that Harte Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our CEO and CFO have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2016.  In addition, our CEO most recently submitted an annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 13, 2016.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned by (1) our “named executive officers” included in the Summary Compensation Table below, (2) each current Harte Hanks director and director nominee, (3) each person known by Harte Hanks to beneficially own more than 5% of the outstanding shares of our common stock, and (4) all current Harte Hanks directors and executive officers as a group. Except as otherwise noted, (a) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (b) ownership is as of June 23, 2017, when 62,540,739 shares of our common stock were outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Named Executive Officers
Karen A. Puckett (2)	659,857	1.1%
Andrew P. Harrison (3)	232,902	*
Shirish R. Lal (4)	109,768	*
Robert L. R. Munden (5)	304,282	*
Douglas C. Shepard	26,619	*
Directors
David L. Copeland (6)	4,731,347	7.6%
William F. Farley (7)	175,661	*
Christopher M. Harte (8)	1,171,445	1.9%
Melvin L. Keating	0	0%
Scott C. Key	115,086	*
Judy C. Odom	129,606	*
Karen A. Puckett (2)	659,857	1.1%
Alfred V. Tobia, Jr. (13)	1,550,000	2.5%
Other Known 5% Holders
Houston H. Harte (9)	6,608,179	10.6%
Dimensional Fund Advisors, Inc. (10)	3,961,916	6.3%
Eidelman Virant Capital, Inc. (11)	3,576,600	5.7%

All Current Executive Officers and Directors as a Group (16 persons) (12)	9,297,042	14.9%

*	Less than 1%.

(1)

The address of (a) Houston H. Harte is P.O. Box 17424, San Antonio, TX 78217, (b) Dimensional Fund Advisors, Inc. is 6300 Bee Cave Road, Building One, Austin, TX 78746, (c) Eidelman Virant Capital, Inc. is 8000 Maryland Ave, Suite 380, St. Louis, MO 63105, and (d) each other beneficial owner is c/o Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, TX 78216.

(2)	Includes 216,841 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(3)	Includes 137,764 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(4)	Includes 30,092 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(5)	Includes 198,514 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(6)

Includes the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 68,000 shares held as custodian for unrelated minors, (b) 1,241,721 shares that are owned by various trusts for which he serves as trustee or co-trustee, (c) 200,500 shares held by a limited partnership of which he is sole manager of the general partner, and (d) 3,062,465 shares owned by the Shelton Family Foundation, of which he is one of nine directors and an employee.

(7)

Includes (i) 124 shares owned indirectly by Mr. Farley via a trust in which his spouse is a beneficiary, as to which beneficial ownership is disclaimed, and (ii) 81,448 shares held in a trust for which Mr. Farley is a beneficiary.

(8)

Includes 768,939 shares held by Spicewood Family Partners, Ltd., of which he is the sole member and manager of the limited liability company that is the sole general partner, with exclusive voting and dispositive power over all the partnership’s shares, and the following shares to which he disclaims beneficial ownership: (a) 300 shares held as custodian for Mr. Harte’s step-children and child, (b) 58,850 shares held by trusts for which Mr. Harte serves as trustee, and (c) 120,001 shares held by other trusts for which Mr. Harte serves as a co-trustee.

(9)	All such shares are held in a trust for which Mr. Harte and his wife are co-trustees and beneficiaries.

(10)

Represents shares held by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional”) for whom Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries possess sole voting power over 3,843,816 such shares and sole investment power over all such shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reflected are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of no one such Fund exceeds 5% of the company’s common stock. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 9, 2017.

(11)

Represents shares held by investment advisory clients of Eidelman Virant Capital none of which, to its knowledge, owns 5% or more of the company’s common stock. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 13, 2017.

(12)	Includes 621,143 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(13)

1,550,000 shares of Common Stock owned beneficially. (Mr. Tobia, as a Managing Partner of Sidus Management, may be deemed to beneficially own (i) 255,552 shares of common stock owned directly by Sidus Investment Partners, L.P., (ii) 652,447 shares of common stock owned directly by Sidus Double Alpha Fund, L.P., (iii) 315,309 shares of common stock owned directly by Sidus Double Alpha, Ltd. and (iv) 326,692 shares of common stock held in a certain account managed by Sidus Investment Management, LLC).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2016.  This CD&A provides qualitative information concerning how 2016 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2016 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement.  “Committee” within this CD&A means the Compensation Committee of the Board.  Our “executive officers” are our senior executives who are listed above under the heading “Directors and Executive Officers.”  Our “named executive officers” listed in the Summary Compensation Table and other compensation tables that follow are listed below, and are drawn from executive officers who served in 2016:

•                 Karen Puckett – President and Chief Executive Officer;

•                 Shirish R. Lal – Executive Vice President, COO & CTO;

•                 Doug Shepard – Executive Vice President and CFO (resigned December 31, 2016);

•                 Robert Munden – Executive Vice President, General Counsel & Secretary (and CFO from January 1, 2017); and

•                 Andrew Harrison – Executive Vice President, Contact Centers & Chief Human Resources Officer.

Executive Summary

We seek to design and implement executive compensation programs that align our executives’ interests and motivations with those of our stockholders, while avoiding the encouragement of inappropriate risk-taking.  In 2016, our total direct compensation program for our named executive officers consisted of base salary, annual cash incentives (based on pre-established financial goals), long-term equity incentives (stock options, time-vesting restricted stock and performance units) and limited perquisites.

As further detailed below, 2016 brought important changes for Harte Hanks as we secured new leadership for some key roles to deploy an evolving strategy and focus in the face of declining financial performance.  Our most significant changes were:

•               New Operations and Technology Leadership:  Shirish R. Lal joined the company as its Chief Operating and Chief Technology officer, replacing incumbents in those positions to drive growth and reorganization to align our operations with client needs and market expectations, and improve quality of execution.

•               Trillium Software Sale:  We sold our Trillium Software business in December, having terminated (without replacement) its CEO in April.

•               CFO Transition:  Mr. Shepard resigned from the company effective December 31, 2016, and Mr. Munden assumed the duties of CFO.

•               Smaller Leadership Team:  Through reorganized and consolidated roles, and in response to divestitures and other changes in our business, by the end of 2016 we reduced our senior leadership team by approximately half.

•               Equity Program:  In light of poor share performance and limitations to the shares available for issuance under the company’s equity incentive plan, the company reduced the value of grants to mitigate dilution and used new cash-settled awards of phantom stock.

The company began 2016 with the objective of creating modest revenue growth while maintaining reasonable profitability as it sought to adapt its operational structure to a strategy that was refined and refocused by its new leadership team.  Despite making progress on improving client satisfaction and operational performance, financial performance suffered as continued client turnover and volume declines presented significant obstacles to stability and growth.  The company sold its Trillium Software business (which allowed the company’s debt facility to be repaid), but most meaningful indicators of corporate performance from continuing operations declined, including revenue (down 9%).  Reflecting the impact of declining revenue and the loss on the sale of Trillium Software, operating income from continuing operations (a loss of $55.8 million) and earnings per share (a loss of $1.46) likewise suffered.  As a result of performance and the requirements of our credit facility, we also discontinued stockholder dividends after payment of our first quarter dividend.  Our stock price declined accordingly, decreasing 54%, and with the effect of dividends paid, total stockholder return was -52% for the year.

Based on the economic environment, the company’s recent performance, anticipated changes to the company and its leadership, and the Committee’s compensation philosophy and objectives, the Committee took the following annual compensation actions for the named executive officers for 2016:

•               Established target compensation for new officers which was largely consistent with market benchmarks.

•               Established goals for our short term annual incentive plan (the “2016 AIP”) with a view to motivating our executives toward objectives fundamental to improving stockholder value.

•               Due to company performance, made no payments under the 2016 AIP.

•               Granted long-term equity awards with a lower value (compared to prior years), comprised of restricted stock awards, performance units and phantom stock to align participants with the company’s achievement of long-term stockholder value creation.

•               Due to the decline in the company’s share price and the limited number of shares available for issuance under our 2013 Omnibus Incentive Plan (the “2013 Plan”), we added cash-settling awards, which also had the effect of decreasing the dilution of awards granted.

•               Eliminated executive car allowances (offset by corresponding salary increases).

•               Held base salaries constant (other than the car allowance adjustment) in light of poor performance.

•               Adopted an optional benefit allowing senior executive officers to be reimbursed for an annual comprehensive health examination.

The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation advisor to assist with benchmarking of executive officer compensation on an as-needed basis during the year (including development of a new peer group), but Meridian was not engaged to perform a comprehensive survey or analysis; for incumbent officers, the Committee relied on Meridian’s report from prior years.  Meridian has been engaged by the Committee to perform a comprehensive analysis of the company’s executive compensation program for 2017.

The remainder of this CD&A provides further detail on the compensation philosophy, process, and decisions for 2016.  Certain information regarding our other periods’ compensation determinations and policies is also included to the extent we believe it provides helpful context for our discussion of 2016 executive compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•                Attract and Retain Top Talent — Attract and retain high-performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies, competitors or companies in the same market for executive talent.

•                Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company and individual performance on both a short-term and long-term basis.

•                Place Significant Portion of Pay At Risk — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation at risk, such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and performance units with vesting dependent upon company performance) or our stock price appreciates (for example, stock options or phantom stock).

•                Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As an integral part of our compensation philosophy and objectives, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company.  We believe our compensation philosophy has assisted in achieving our goals.  The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy.  The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2016 compensation for each of our named executive officers.  Although a variety of modifications and alternatives were considered, our 2016 compensation philosophy was consistent for all of our executive officer positions, and was consistent with the philosophy for our 2015 compensation program.

Elements of 2016 Executive Compensation Program

The following table highlights the elements of our 2016 executive compensation program and the primary purpose of each element, which were consistent with our 2015 executive compensation program elements.  The elements are also generally consistent for all of our executive officer positions.  Each element is discussed in further detail below.

Element	Objectives and Basis	Form

Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance	Cash
Annual Incentive Plan	Annual incentive or “bonus” to drive company performance consistent with immediate or short-term objectives	Cash
Bonus Restricted Stock Elections

Encourage greater stock ownership by executive officers by allowing each to elect to receive up to 30% of their bonus in the form of restricted stock vesting on the first anniversary of the grant, with executive officers receiving 125% of the value of the forgone cash bonus in shares of restricted stock

Restricted stock
Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation	Restricted stock, performance awards and cash-settled phantom stock
Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits	Health examination and death benefits
Severance Agreements	Attract and retain key talent by providing certain compensation in the event of a change in control	Cash severance, equity vesting and COBRA reimbursement
Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Same benefit made generally available to our employees to participate in our 401(k) plan with a company match
Non-Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Participation in our non-qualified deferred compensation program
Other	Offer other competitive benefits, such as medical, dental and other health and welfare benefits	Same benefit made generally available to our employees

Compensation Committee

The Committee currently consists of Messrs. Key (Chair), Tobia (as of July 18, 2017) and Harte and Ms. Odom.  The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE.  Each person serving on the Committee qualified as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3.  Each member of the Committee either currently serves, or has served, as a director or senior executive of a large corporation, and has had significant experience with compensation matters relating to senior executives of these organizations.

The Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for compensation of executive officers and administration of the company’s equity incentive plans, with the goals of (1) supporting the company’s business objectives, (2) attracting, motivating and retaining high quality leadership, and (3) linking compensation with business objectives and performance.  In accordance with its charter and NYSE rules, the Committee’s responsibilities include the following:

•      reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•      making recommendations to the Board with respect to non-CEO officer compensation, and incentive-compensation and equity-based plans that are subject to board approval;

•      assisting the Board by (i) evaluating potential candidates for officer positions, (ii) recommending terms for the hiring, promotion and severance of officers, and (iii) overseeing the development of officer succession plans;

•      participating with management in reviewing the annual goals and objectives with respect to compensation for the company’s officers and, to the extent the Committee deems necessary or appropriate, other key employees of the company or its subsidiaries (collectively, “Principal Executives”);

•      periodically (but no less frequently than annually) evaluating the performance of the Principal Executives in light of established goals and objectives and, based upon this evaluation and any compensation recommendations for the Principal Executives made by the CEO, approving or (in the case of officers, and as directed by the Board) making recommendations to the Board with respect to the compensation for the Principal Executives; and

•      periodically (but no less frequently than annually) evaluating the competitiveness of the company’s executive compensation program in reference to its peers and broader trends, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, considering (among other things) the company’s performance and relative stockholder return, the value of similar incentive awards to similarly situated executives at comparable companies, and the awards given to such person in prior years.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate.  However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.  No subcommittees were formed or met in 2016.  The Committee has delegated to our CEO a limited authority to grant stock options and restricted stock to non-officers, and monitors grant activity through regular reports. The Committee also delegated to the CEO the limited authority to allocate non-officer annual equity awards amongst employees.  You may view the Committee’s full charter in the “Investors” section of our website at www.hartehanks.com under the “Corporate Governance.”

The Committee meets in executive session at most of its meetings (as it deems appropriate) to review and consider executive compensation matters without the presence of our executive officers.  These executive sessions may also include other non-employee directors and outside experts retained by the Committee.  The Committee met in executive session with other non-employee directors at four of its five 2016 meetings.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who also may be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process.  Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management and Chairman of the Board

Mr. Harte, our Chairman, participated in the Committee’s executive compensation processes throughout 2016 and assisted the Committee and regularly attended Committee meetings.  Mr. Harte provided his perspective to the Committee regarding executive compensation matters generally and the performance of the company and its executive officers based on his long experience with the company.

Ms. Puckett, our CEO, likewise participated in the Committee’s executive compensation processes and attended all Committee meetings; however, she did not attend sessions when elements of her compensation were being considered.  The company’s Chief Human Resources Officer (Mr. Harrison) attended most meetings (as appropriate), and the General Counsel (Mr. Munden) also attended each meeting.  Our former CFO (Mr. Shepard) attended selected meetings.  Officers were excluded from executive sessions.

Working with Messrs. Harrison and Munden, Ms. Puckett presented recommendations to the Committee on the full range of annual executive compensation decisions made in March (other than with respect to herself), including (1) the company’s 2016 Annual Incentive Plan (the “2016 AIP”) structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, 2016 AIP targets, equity grants and perquisites.  The Committee made final decisions about each officer’s 2016 compensation without the applicable executive officer being present, taking into account Ms. Puckett’s recommendations and views.

Compensation Consultants

The Committee believes that engaging a consultant for comprehensive reviews on a periodic basis is more appropriate than having regular annual engagements.  The Committee engaged Meridian to assist the Committee with its evaluations and determinations for our 2014 executive compensation program.  In this review, Meridian performed a comprehensive evaluation of our compensation philosophy, policies and practices for executive officers and other executive positions, and reviewed a new annual incentive plan design to be applied company-wide (including officers).  Having considered Meridian’s report and recommendations, the Committee implemented a variety of changes in 2014.  The Committee did not think it was necessary to engage Meridian to conduct another full-scale assessment for 2016, and used Meridian’s 2014 review as the baseline for 2016 Compensation determinations for incumbent positions.

Nevertheless, the Committee did refer ad hoc queries and issues to Meridian as they arose from time-to-time.  For example, Meridian was engaged to help establish benchmark compensation for our executive hired in 2016—Mr. Lal—as well as queries on long term incentive plan considerations and award design.  As previously mentioned, the Committee did engage Meridian to assist in the development of a new peer group, and to perform a comprehensive executive compensation analysis for its 2017 compensation determinations.

For the foregoing engagements, Meridian has been selected and retained by—and reported directly to—the Committee.  Meridian has not been separately engaged by our management, but has provided to management corresponding evaluations of selected non-executive officer positions and compensation policy and practice matters.  Harte Hanks has no relationship with Meridian (other than the relationship undertaken by the Committee), and the Committee re-evaluated and confirmed Meridian’s independence in accordance with its charter and NYSE requirements prior to engaging Meridian.

Principal Factors That Influenced 2016 Executive Compensation

When making its 2016 annual compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value.  The Committee did not use formulas to rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered.  Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of subjective determinations in addition to the specific formula-based performance criteria established in our annual incentive plan and long term incentive performance awards. In establishing the individual elements and amounts of 2016 executive compensation, the principal factors taken into consideration by the Committee included the following:

•      anticipated reorganization and consolidation of leadership roles, potentially resulting in fewer leaders each with greater and/or broader responsibility;

•      possible divestitures and other changes in our business;

•      competitive market data to assess how our executive pay compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with then-current market data provided by Meridian;

•      input from non-Committee members of the Board (including our CEO) with regard to base salary proposals, long-term incentive awards, individual executive officer performance and related matters;

•      recent company performance compared to (i) our financial and operational expectations for our company as a whole, (ii) for our (former) Trillium and Customer Interactions segments individually and (iii) our peers and other market indicators;

•      the need to attract and retain a pool of highly-qualified leadership candidates for positions necessitated by our evolving strategy and corresponding organizational changes;

•      ongoing and anticipated efforts to transform our business operations in line with our strategy, that were expected to result in continued significant additional work commitments by our executive officers;

•      a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible;

•      providing competitive compensation to reflect new or expanded roles for some of our executives;

•      retention considerations in light of a recent history of relatively low bonus payouts to executive officers based on recent company performance and diminished equity compensation values because of declining stock price and earnings per share performance;

•      individual officer compensation history, including the cumulative effect of equity awards granted in prior years and value realized from prior equity awards;

•      internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within the company and considering the relative importance of a particular position to us); and

•      tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under §162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (SFAS) No. 123(R) (SFAS 123R), and the impact of §409A relating to non-qualified deferred compensation.

The Committee also had to review compensation matters outside the usual annual compensation review and setting process.  In connection with Mr. Shepard’s resignation, the Committee considered the immediate need to retain certain officers to provide stability.  Compensation determinations for Mr. Lal (who was hired prior to our usual annual determinations) were also affected by the numerous events cited above in our Executive Summary and:

•      perceived advantages, disadvantages, strengths and weaknesses of other candidates considered;

•      the scope and importance of the role to the company’s success;

•      the compensation received by his immediate predecessors in the company;

•      timing considerations (such as when he would be available to start); and

•      the compensation he received in his recent employment.

Tally Sheets

To assist the Committee in making its 2016 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years.  Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change in control or other termination events.  The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive.  The tally sheets illustrate, for each executive officer:

•      cash compensation (base pay, bonus and (until discontinued) automobile allowance) for the current year under consideration and each of the past two years;

•      values of long-term equity compensation awards granted (options, restricted stock, phantom stock and performance awards) for the current year under consideration and each of the past two years;

•      salary continuation benefits (similar in effect to life insurance benefits);

•      estimated pension benefits upon retirement;

•      the value, and changes in value, of previous equity compensation awards;

•      stock ownership guideline compliance; and

•      estimated amounts the executive could realize upon a change in control or termination of employment.

For comparison purposes, the tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; Fixed Versus Variable

We believe a mixture of both long-term and short-term compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives.  As has been our practice, in 2016 all short-term incentives were payable in cash.  Most of the 2016 long-term incentives were in the form of equity, but unlike prior years, some of these awards were linked to equity value but payable only in cash to reduce dilution.  The following chart and table show the split of 2016 target compensation for our named executive officers between equity (including equity-linked) and cash:

2016 Target Cash v. Target Equity Compensation for Named Executive Officers

By Individual

Named Executive Officer	Target Cash (1)	Target Equity (2)
Karen Puckett	$1,491,800	$1,502,509
Shirish Lal	720,475	488,758
Doug Shepard	784,890	523,685
Robert Munden	475,050	298,028
Andrew Harrison	452,551	298,028

CEO	Equity
CEO	Cash

All NEOs	Equity
All NEOs	Cash

(1)

Target Cash is the sum of base salary at December 31, 2016 plus column (d) (target annual incentive) from the Grants of Plan Based Awards table below. No annual incentive award payments were made in respect of 2016.

(2)	Target Equity is the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below.

The Committee believes that a substantial portion of the potential cash compensation should be subject to meeting financial performance criteria, and thus “at risk” or variable.  In 2016, 43% of the potential cash compensation (assuming target annual incentive payout) for the named executive officers was “at risk” as the Committee adopted an approach that increased potential maximum payout while making minimum achievement more difficult relative to prior years.  Over 57% of potential cash compensation was “at risk” assuming maximum annual incentive payout.

The Committee also reviewed the compensation risks associated with the pay mix of its executive officers, and in that context considers risk as well as motivation when establishing performance criteria and compensation structures.  For 2016, the Committee reviewed the company’s incentive compensation plans to determine whether the company’s compensation policies and practices foster risk taking above the level of risk associated with the company’s business model. In the course of its examination, the Committee evaluated, among other things:

•        whether any of our businesses, operations or functions has much more inherent risk, a significantly different compensation structure, or different profitability basis or results;

•        whether the compensation mix is appropriately balanced between annual and long-term incentive awards;

•        the relationship between annual and long-term performance measures and payouts, and whether measures are aligned (or complementary) to ensure that they encourage consistent behaviors and sustainable results without conflict;

•        whether long-term performance measures and equity vehicles encourage excessively risky behavior;

•        whether targets require performance at such a high level that executives would take improper risks to achieve them;

•        the overlap of performance criteria and vesting periods to reduce incentives to maximize performance in any one period;

•        whether the mix of equity incentives serve the best interests of stockholders by rewarding the right measures;

•        the effect of dilution on stockholders and the company’s equity burn rate; and

•        the report of Meridian regarding the risks of our compensation program.

On the basis of this review, the Committee determined that the company’s incentive compensation plans are appropriately structured to not encourage executive officers to take unnecessary or excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the company.

2016 Target Cash Compensation for Named Executive Officers: Fixed vs. Variable or “At Risk”

By Individual

Named Executive Officer	Target Fixed (1)	Target Variable (2)
Karen Puckett	$745,900	$745,900
Shirish Lal	411,700	308,775
Doug Shepard	461,700	323,190
Robert Munden	316,700	158,350
Andrew Harrison	301,700	150,850

CEO	Fixed
CEO	Variable

All NEOs	Fixed
All NEOs	Variable

(1)	Fixed is base salary at December 31, 2016; excludes retention and signing bonuses.
(2)

Target Variable is 2016 target potential annual incentive compensation (variable) for the named executive officers from column (d) in the Grants of Plan Based Awards Table; excludes retention and signing bonuses.

Market Benchmarking

As mentioned above, the Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation.  This market data is intended to reflect compensation levels and practices for executives holding comparable positions at comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals.  Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets.  The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation.  Working with Meridian, the Committee conducted a comprehensive peer group review in 2014.  The Committee selected from U.S.-listed companies based on those which have products or services which are competitive (or complementary) to our current and anticipated products and services, and represent a range of sizes (in terms of revenues, profits and employees) and history.  Our 2016 peer group consisted of the following companies, with five former peers no longer being considered because they were no longer U.S.-listed.

2016 Compensation Peer Group

Acxiom Corporation	The Dun & Bradstreet Corporation	MDC Partners, Inc.
Cenveo, Inc.	Forrester Research, Inc.	Meredith Corporation
Convergys Corporation	Gartner, Inc.	Sykes Enterprises, Incorporated
Teletech Holdings, Inc.

After conducting a review with Meridian, the Committee has adopted a new peer group for 2017, reflecting recent and anticipated changes to our business and operational focus.

2017 Compensation Peer Group

Acxiom Corporation	Hubspot, Inc.	NCI, Inc.
Advisory Board Co.	Information Services Group	Neustar, Inc.
CIBER, Inc.	Marin Software, Inc.	Rocket Fuel, Inc.
Forrester Research, Inc.	MDC Partners, Inc.	Sykes Enterprises, Incorporated
Hackett Group, Inc.	National Cinemedia, Inc.	Teletech Holdings, Inc.

This new peer group will be supplemented, depending on the comparative purpose, with Dun and Bradstreet, Meredith Corp. and ICF International, Inc.

The Committee compares each executive’s total direct compensation (comprised of salary, total potential bonus opportunity and estimated long-term incentive compensation value), both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data.  In looking at overall compensation for our executive officers, in general, and in response to the Meridian reports and current market practices, the Committee considers its philosophy of targeting each element of compensation (as well as target total direct compensation) to fall at approximately the 50th percentile of market compensation over time, but tolerating individual variations due to factors such as individual performance, company performance, tenure, promotion, market factors and internal pay equity.

As discussed above, however, benchmark data is merely a starting point; the Committee does not rigidly apply formulas to set the compensation of our executives based solely on market data or on any one factor in isolation.  Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under “Principal Factors That Influenced 2016 Executive Compensation.”  Accordingly, the Committee retains discretion to set compensation levels using a combination of elements that it believes are appropriate, and the Committee is not required to set compensation levels at specific benchmark data percentiles.

Based on the total target direct annual compensation approved in the Committee’s March 2016 meeting for our incumbent named executive officers compared to the peer and market data reviewed by the Committee, Ms. Puckett and Mr. Shepard were above the 50th percentile, while Messrs. Harrison and Munden were below the 50th percentile.  Mr. Lal’s initial compensation package (assessed by the Committee when he was hired) was targeted to be at approximately the 50th percentile.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2016 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2016 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are appropriate based on each individual executive’s roles, responsibilities and experience in his or her position.  We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives.  We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities.  When hiring a new executive, the Committee conducts a benchmark analysis to assess market rates for compensation.  Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in March 2016, the Committee considered, in addition to the other factors:

•    the level of responsibility and complexity of the executive’s job;

•    the relative importance of the executive’s role and responsibilities in Harte Hanks;

•    whether, in the Committee’s business judgment and taking into account input from our CEO and other Board members, prior individual performance was particularly strong or weak;

•    how the executive’s salary compares to the salaries of other company executives;

•    how the executive’s salary compares market salary information for the same or similar positions (making due consideration for how closely the benchmarked position matched the specific role of our executive);

•    the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards;

•    the economic environment; and

•    recent company performance compared to (i) our financial and operational expectations for our company as a whole, (ii) performance of the functions or operations for which the executive is responsible and (iii) our peers and other market indicators.

Based upon these factors, especially financial performance, the Committee determined that no salary increases were warranted for incumbent officers (other than an increase offsetting the elimination of the car allowance, as described below). For Mr. Lal (hired just before the annual compensation determinations), base salary was negotiated based on market benchmarks, timing considerations, prior salary history and the salary of other executive officers.  The only change made to executive officer salaries subsequent to the annual compensation determinations was in connection with Mr. Shepard’s resignation (effective December 31, 2016):  the Committee increased Mr. Munden’s base salary to $376,600 effective January 1, 2017, for so long as he serves as the company’s CFO.

Annual Incentive Compensation

We provide an annual incentive opportunity for executive officers to drive company and, where appropriate, business line performance on a year-over-year basis.  This annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results.  Our 2016 AIP for executives was administered under the company’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which was approved by our stockholders in May 2013.  For the 2016 AIP, bonus opportunity amounts were expressed as a percentage of year-end base salary, as follows:

2016 AIP Opportunity (as % of Base Salary)

Named Executive Officer	Threshold	Target	Maximum
Karen Puckett	25.00%	100%	200%
Shirish Lal	18.75%	75%	150%
Doug Shepard	17.50%	70%	140%
Robert Munden	12.50%	50%	100%
Andrew Harrison	12.50%	50%	100%

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular January meeting.  From time to time, individual non-financial goals may also be established for one or more executive officers to better align an executive’s incentives with goals such as organizational effectiveness, strategic focus and personal development.  For the 2016 AIP, none of our named executive officers had individual non-financial performance goals tied to a specified incentive payout.  The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments.  In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate.  The Committee reserves the right to adjust the financial performance targets during the year, but did not do so in 2016.

The 2016 AIP for executives continued the uniform approach to the annual incentive plan first adopted in 2014, with a goal of emphasizing the integration of the business and cross-functional/operational responsibilities; the Committee viewed this as necessary to achieve the objectives of our strategic plan by providing a direct incentive to achieve optimal company-wide results.  Additionally, the 2016 AIP had limitations that required that any payments made be affordable to the stockholders, i.e., that the incremental profit generated by achievement was not negated by payments under the incentive plan.

The determination of any amount ultimately payable to each executive under the 2016 AIP was based on the following performance levels relative to our Board-approved target revenue performance ($500.5 million) and operating income performance ($26.5 million), weighted 80% on revenue performance and 20% on operating income.  In establishing the performance criteria and the incremental target performance levels for each performance criteria, the

Committee anticipated that the executives would be likely to receive at least the threshold portion of their year-end cash bonuses, with higher levels of payout being progressively more difficult and less likely to occur.  Achieving the maximum bonus award was anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual plan performance assumptions and outlook for the company.

Bonus Performance Levels

Revenue (80% weight)		Operating Income (20% weight)
Performance (% of Target)	Payout Level (% of Target)	Performance (% of Target)	Payout Level (% of Target)
110	200	110	200	Maximum
100	100	100	100	Target
97	25	90	85	Threshold

Based on the company’s actual revenue performance and operating income performance, the Committee determined that no payments were earned under the 2016 AIP, nor were any discretionary bonuses or stock awards made in respect of 2016 performance.

Bonus Restricted Stock Elections

As part of our executive compensation program, an executive officer may elect to receive up to 30% of his bonus in the form of restricted stock.  An executive who so elects receives 125% of the value of the forgone cash portion of the bonus in shares of restricted stock.  This program is considered by the Committee each year, and was approved again with respect to 2016 executive bonuses, which were potentially payable in early 2017.  The Committee believes this program encourages the accumulation of executive stock ownership, and provides another avenue for our executive officers to reach compliance with our stock ownership guidelines.  Because none of our named executive officers received an annual incentive plan payout for 2016, no grants were made under this program.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation.  The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders.  The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations.  Under our 2013 Plan we may issue various equity securities to directors, officers, employees and consultants.  The 2013 Plan forms the basis of our long-term incentive plan for executives.

Although the 2013 Plan provides for other vehicles, the primary long-term incentive vehicles used by the Committee historically have been:

•     stock options (time vesting), which in general align our executives’ interests with the interests of stockholders by having value only if our stock price increases over time;

•     restricted stock (time vesting), which serves our retention goals by ensuring that the awards will have value if they vest because the ultimate value of restricted stock, unlike stock options, does not depend solely on our stock price increasing over time; and

•     performance awards (performance vesting share-denominated awards), which require performance over a multi-year measurement period and thereby help align our executive compensation program with longer term company performance.

The Committee has established standardized terms for stock options and restricted stock:  stock options vest in four equal annual installments, and restricted stock (other than bonus restricted stock grants) vests in three equal installments.  Stock options have an exercise price equal to the market value of our common stock on the date of grant, and have a term of ten years (assuming continued service).  The Committee determined, in accordance with its discretion under the 2013 Plan, that equity awards granted before 2015 will vest in full upon a change of control (as defined in the 2013 Plan); however, in 2015 the Committee reconsidered this policy and no longer intends to grant awards which automatically accelerate upon a change in control.  Stock option and restricted stock awards granted in or after 2014 also vest upon the death or permanent disability of the recipient.

Performance awards represent the right to receive one share of common stock or the cash equivalent (as provided in the award agreement) for each vested unit, with performance determined on a future date (currently set about three years after the grant date).  The Committee chooses objective performance criteria intended to align executive’s interests with the company’s long-term interests.  Based on the company’s performance for the three years ending 2016, none of the performance units issued in 2014 (with a 2016 operating income criterion set by the Committee) vested.

Our Board has adopted a policy of granting annual awards on a fixed date each year, April 15 (although this date has been delayed for 2017 due to the delay in the filing of our Annual Report on Form 10-K).  We also grant interim awards from time to time in connection with mid-year hires, acquisitions, promotions or other reasons, based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.  For employee hires, our practice has been to grant awards on the third business day of employment.

As a consequence of the company’s share price decline, for 2016 the Committee evaluated a variety of award types and combinations, trying to balance (i) the need for motivation that is best achieved with equity vehicles, (ii) stockholder dilution, (iii) share availability under the 2013 Plan, and (iv) decreasing cash liquidity.  In March 2016, the Committee approved a combination of restricted stock, phantom stock (restricted stock units that settle in cash, vesting over four years), and two types of performance awards for our executive officers—one with a relative total shareholder return performance metric (settling in shares of common stock), the other with a target revenue performance metric (settling in cash).  The Committee determined that with the company’s share price at historic lows, awards of stock options would be unduly dilutive if any meaningful values were granted.  The Committee determined that a combination of awards—weighted toward awards with some performance aspect—would be the best way to align our executive compensation program with the needs of our company and our stockholders, and was in line with practices in the market.  The award structure and size adopted by the Committee also addressed the norms for such grants identified in the Meridian report, as well as other market data for how companies facing historic low stock prices have structured awards.

When reviewing each executive’s proposed equity awards for 2016, the Committee considered the level of responsibility and complexity of the executive’s job, how the executive’s target equity award value compares to the target equity award values of other Harte Hanks executives and to market benchmarks for the same or similar positions developed by Meridian.  Specific target grant size was a rounded grant date value calculated as a percentage of base salary, again based on benchmark data provided by Meridian.  The Committee set two other parameters for 2016, (i) a dilution limit of one million shares (so that any target award value above that amount would be granted in the form of cash-settling award vehicles), and (ii) an allocation of 55% (or 60% in the case of the CEO) of target award value to performance-based awards.  For purposes of sizing the awards, target grant values were divided by the share price on the award date ($2.69).

The only exception to the foregoing was Mr. Lal, who joined the company in March of 2016; his initial equity awards were in lieu of annual grants due because his hiring date was so close to our annual grant date.  In connection with his hiring, and as a material inducement to his joining the company as its COO & CTO, Mr. Lal was granted stock option and restricted stock awards with values targeted based on benchmark data provided by Meridian.  These awards were made as inducement grants outside the company’s 2013 Plan, but otherwise on similar terms.  Based on grant-date stock prices and related values, Mr. Lal was granted 73,684 shares of restricted stock and options to purchase 120,371 shares of common stock, as further reflected in the Summary Compensation Table and Grants of Plan-Based Awards tables below.  In accordance with the terms of his offer letter and to align performance goals, Mr. Lal’s performance units were issued under the 2013 Plan at the same time, and using the same metrics, as other executive officer performance awards.  As a result of the Committee’s review, the following long term incentive grants were made on April 15, 2016:

Named Executive Officer	Restricted Stock (shares) (1)	Phantom Stock (units) (2)	Performance Awards (TSR) (units--maximum) (3)	Performance Awards (Revenue) (units--maximum) (4)
Karen Puckett	185,000	112,397	185,000	261,096
Shirish Lal	0	0	48,000	41,219
Doug Shepard	75,000	42,100	75,000	68,122
Robert Munden	44,000	22,914	44,000	37,784
Andrew Harrison	44,000	22,914	44,000	37,784

(1)               Restricted shares vesting in three equal annual installments.

(2)               Restricted stock units vesting in four equal annual installments and settling in cash.

(3)               Performance stock units vesting February 15, 2019 based on relative TSR measured against the S&P 600 Small Cap Index for the period ending December 31, 2018, and settling in stock.

(4)               Performance stock units vesting February 15, 2019 based on the company’s reported 2018 revenue, and settling in cash.

In 2016, performance awards represented over half of the target long-term incentive grant value and over one-third (by reportable expense) of long-term incentive grants made to executive officers.  As mentioned above, the 2016 performance awards vest based on either the company’s relative TSR (measured against the S&P 600 Small Cap Index) or the company’s 2018 revenue, each at levels of 0%, 50%, 75% or 100% of the stated award amount.  The Committee believes that using relative TSR would provide good alignment with stockholder interests, especially at a time when setting long-term performance objectives based on specific aspects of company financial performance could be difficult.

In establishing the performance levels, it was generally anticipated that at least some portion of the performance units will vest, with increasing degrees of difficulty in achieving the higher levels of vesting.  Achieving the 75% vesting level was linked to expected performance (50th percentile for TSR, or $549.3 million for revenue), while maximum vesting level (75th percentile for TSR, or $573.5 million for revenue) would require the company to have significantly better performance.

As the Committee considered 2017 awards, it determined that it should place even greater emphasis on direct stockholder alignment.  The annual equity awards for named executives (other than the CEO) were made June 23, 2017, and were comprised of stock appreciation rights (which only have value to the extent our stock price appreciates), performance unit awards (vesting in 2020 based on  revenue growth, EBITDA margin growth and EBITDA), and restricted stock units. The 2017 CEO equity awards were granted July 14, 2017. Over 75% of the CEO grant was comprised of performance unit awards (vesting in 2020, some based on  revenue growth, EBITDA margin growth and EBITDA, and others based on timely filing of financial reports), with the remainder granted as restricted stock units.

Perquisites

Consistent with previous years, our 2016 executive compensation program included limited executive perquisites.  The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table.  We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program.

In establishing the elements and amounts of each executive’s 2016 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s salary continuation death benefit.

In March 2016, the Committee determined that the practice of paying an automobile allowance was no longer market appropriate, and so eliminated the automobile allowance but increased base salary for executives by the amount of the allowance.  The Committee also added the health examination benefit.  For 2016, our perquisites were:

•       Salary Continuation Benefits — We provide salary continuation benefits (which are similar in effect to life insurance benefits) to our executive officers.  This benefit provides the estates of our executive officers ten annual payments (of $90,000 for our CEO and $70,000 for Executive Vice Presidents) in the event of their death while employed by the company.

•       Annual Health Examination — reimbursement for an annual comprehensive health examination at the Cooper Clinic (or similar clinic) for our CEO, Executive Vice Presidents and Senior Vice Presidents (with a cost estimated to be $5,000).

In addition, under Ms. Puckett’s employment agreement, we have agreed to reimburse:

•       up to 12 months of temporary housing expenses (not to exceed $3,000 per month) at a location proximate to one of the company’s significant business operations;

•       at her election, either (i) the reasonable moving and closing costs for the purchase of her new primary residence and sale of her current primary residence or (ii) half of the amount of any loss she incurs on the sale of her current primary personal residence, not to exceed $250,000, but only if she establishes a primary personal residence within 30 miles of one of the company’s primary business locations (or any other location mutually agreeable to the Committee and Ms. Puckett) during the first 24 months of her employment with the company; and

•       up to $10,000 in legal fees incurred by her for review and negotiation of her employment agreement.

Ms. Puckett was reimbursed for her legal fees, but has not sought the other reimbursements described above.

Pension and Retirement

We have established an unfunded, non-qualified pension restoration plan (the “Restoration Pension Plan”), which we froze (as to new participants and benefit accrual based on continued service) on April 1, 2014.  Executives holding office prior to the freeze date are the only designated participants in our Restoration Pension Plan.  These pension benefits were designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan.

The annual pension benefit under the Restoration Pension Plan is largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years prior to April 1, 2014).  All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan.  There were no changes to the benefits provided to our named executive officers under our pension plans in 2016, although we amended the Restoration Pension Plan on October 11, 2016 to make discretionary the funding of a trust for the benefit of participants.  Further details about our pension plans are shown in the “Pension Benefits” section below.

Severance Arrangements—Generally

In 2016 we had four types of severance arrangements with our executive officers, each addressing or intended to address different employment and/or termination circumstances:

•                  our executive severance policy (the “Executive Severance Policy”);

•                  “change in control” severance agreement (the “CIC Agreements”);

•                  severance agreements with Messrs. Harrison, Munden and Shepard (the “Severance Agreements”); and

•                  an employment agreement with our CEO (the “CEO Agreement”).

Severance Arrangements—Executive Severance Policy

In January 2015, we adopted an Executive Severance Policy applicable to corporate officers and certain other executive employees designated by the Committee.  The Executive Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as the CIC Agreements, Severance Agreements and CEO Agreement described below.  The Executive Severance Policy provides executives whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the applicable severance period (two years for our CEO and one year for all others) and (ii) subject to certain conditions, up to a year of contributions toward health care coverage.  In exchange, executives are required to deliver a full release to the company, and adhere to non-competition and non-solicitation covenants.  The Executive Severance Policy does not provide any acceleration of vesting for equity awards in the event of an executive’s termination.  The Executive Severance Policy can be amended upon six months’ notice by the Committee, and it terminates immediately prior to a change of control of the company.  The foregoing is merely a summary of the Executive Severance Policy, and is subject to the Severance Policy itself as filed January 30, 2015 on a Form 8-K with the SEC.

Severance Arrangements—CIC Agreements

The CIC Agreements are designed to allow us to attract and retain key talent by providing defined compensation in the event of a change in control.  The payout levels and other terms of the severance agreements are based on the Committee’s review of publicly available market data regarding severance agreements and prior iterations of these agreements. Our current form of CIC Agreement has been accepted by all of our officers (except for the CEO, who has similar terms in her employment agreement).  The CIC Agreements provide that if, after a change in control, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment for “good reason,” then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the executive’s target-level bonus or incentive compensation, multiplied by 1.0 for vice presidents, 2.0 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.  The foregoing severance multiples were reduced by 0.5 for levels below CEO as a result of changes made in the form of CIC Agreement in 2015, but incumbent officers retained their earlier-awarded higher multiples (as reflected in the Potential Payments Upon Termination or Change in Control section below).  With respect to equity awards, the CIC Agreements provide that so long as such awards are assumed or replaced with equivalent awards by the acquirer, there will be no acceleration of equity awards.  The foregoing is merely a summary of the most important changes to the CIC Agreements, and is subject to the revised CIC Agreement itself as filed March 19, 2015 on a Form 8-K with the SEC.

Severance Arrangements—Severance Agreements

The Severance Agreements were designed to promote the retention of key executives during our 2013 CEO transition, to allow our new CEO at the time to be able to rely on a stable base of executive leaders familiar with our business.  The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•       the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•       for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•       all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Each Severance Agreement further provided that if the officer were employed by the company or one of its subsidiaries on July 1, 2014, then the company shall pay such officer a one-time retention bonus in an amount equal to 30% of such officer’s then-current base salary; such amounts were paid to Messrs. Shepard, Harrison and Munden and are reflected (in column (d) (Bonus)) in the Summary Compensation Table.

Severance Arrangements—CEO Agreement

Our CEO Agreement with Karen Puckett contains severance arrangements materially consistent with the CIC Agreements and Severance Agreements.  The severance arrangements under these agreements differ materially from the foregoing only in that:

•       they are also entitled to severance compensation if employment is terminated by them for good reason (as defined in the employment agreement);

•       the initial (inducement) restricted stock and option grants (but no subsequent grants) would vest one additional tranche upon a termination without cause or for good reason; and

•       they would receive severance compensation equal to two times then-current base salary for most terminations not connected to a change in control.

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract executive talent.  Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities.  Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte Hanks.  The value of these awards was generally determined by reference to market benchmarks for such positions, negotiation with the candidates, and pro-ration for the term of service.  As discussed above, Mr. Lal received equity awards in connection with his hiring, with the grant being sized as (and made in lieu of) any additional annual award for 2016.  The allocation for these awards among our typical award features generally followed the same allocation adopted by the Committee for executives of the same level.  Mr. Lal also received a $200,000 sign-on bonus to offset the value of equity awards he was forfeiting at his prior employer to take employment with the company.

In connection with our 2015 CEO transition, to ensure stability of senior leadership we offered retention bonuses to certain executive officers, including Messrs. Harrison and Munden, which provide for payment of a bonus of 25% of base salary if they remain employed by the company on July 1, 2016 (or upon a change in control); payment of this bonus was made in 2016 and is reflected in column (d) of the Summary Compensation Table below.  Likewise, to recognize the significant additional responsibilities and commitment necessary in serving as our interim CEO, Mr. Shepard was awarded a grant of $450,000 in restricted stock (78,671 shares), vesting over three years (the value of which is included for 2015 in column (e) for Mr. Shepard in the Summary Compensation Table below).

We also may grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment.    The only such discretionary grant for 2016 was in connection with Mr. Shepard’s resignation:  the Committee granted Mr. Munden a retention bonus of $125,000, payable if he remains employed by the company on December 31, 2017 (or upon a change in control).  Aside from this grant, no other discretionary retention or recognition grants were made to named executive officers in 2016.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives.  Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives.  In setting the various amounts and elements of 2016 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers.  The Committee did not establish any fixed formulas or ratios.  Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment.  We believe the total 2016 compensation we paid to each of our named executive officers was appropriate in relation to the other named executive officers, in light of their respective responsibilities, tenure and experience.

Stock Ownership Guidelines & Hedging Policies

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders.  Consistent with this philosophy, we have stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock.  Under the new guidelines, a corporate officer must reach the minimum required level of common stock ownership no later than five years from commencement of employment (and sooner in some cases).  Officers promoted to a level with a higher minimum equity ownership level have three years to reach the higher level of ownership. The target ownership level (relative to base annual salary) is 500% for the CEO, 200% for executive vice presidents and senior vice presidents, and 100% for vice presidents.

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.”  For purposes of measuring compliance with these stock ownership guidelines, all common stock (including restricted stock) owned by an executive officer is included.  Neither options nor performance awards are included in the compliance calculation.

If an officer has not previously met the minimum equity ownership level, the officer must retain half of the “net shares” related to any option exercise or vesting of restricted stock or performance awards.  “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock or performance awards.  If an executive officer has previously met the applicable target ownership level, then so long as such officer maintains the number of shares needed for compliance at that time, the officer will be deemed to be in compliance notwithstanding any stock price fluctuations.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis.  Although Mr. Shepard was in compliance with guideline ownership level requirements, currently none of the other named executive officers are.  Under the guidelines, Ms. Puckett will have through September 2020 and Mr. Lal through March 2021 to establish compliance.  None of our executive officers have sold shares of the company’s stock during their tenure as executive officers.

As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids officers from engaging in hedging activities with respect to our securities.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation over $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of Section 162(m) together with other factors relevant to our business needs.  We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation or other objectives.  The Committee does have discretion to design and use compensation elements that are not deductible under Section 162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.  The inducement awards made to Mr. Lal (and in 2015 to Ms. Puckett and Mr. Grillo) will not qualify as deductible compensation to the extent they (or they cause aggregate compensation in the applicable year to) exceed $1 million.

Review of and Conclusion Regarding All Components of Executive Compensation

The Compensation Committee has reviewed all components of the named executive officers’ 2016 compensation, including salary, bonus, long-term equity incentive compensation, accumulated realized and unrealized equity compensation gains (and losses), the value to the executive and the cost to the company of all perquisites and other personal benefits and any payments that may be payable under their respective severance agreements due to termination of their employment or a change in control of the company. The Committee also notes that company financial performance has been unsatisfactory for some time, and that performance is further reflected in the company’s stock price and stockholder value.  Although the company’s compensation programs have not resulted in improved company performance, the use of performance-based compensation has had the intended effect of reducing compensation for executive officers when stockholders suffer:  no equity-based performance awards have vested in the past five years, nor have any significant annual incentive plan bonuses been paid (and none in the past three years).  Likewise, the use of equity awards for a significant portion of executive officer compensation has subjected them to the same diminished value felt by stockholders.

The Committee, like the company’s executive officers, are challenged by the steep declines faced by the business.  Nevertheless, the company operates in an environment where there is competition for talent, and when executive officers take on additional responsibilities as they navigate a turn-around, providing meaningful compensation that serves to reward their efforts, if successful, is essential.   Based upon the Compensation Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain the executive talent needed for the challenging turn-around the company is facing.  The Committee also finds the named executive officers’ total compensation to be fair and reasonable for our circumstances, and consistent with the Committee’s and the company’s executive compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Scott C. Key, Chair
Christopher M. Harte
Judy C. Odom

Equity Compensation Plan Information at Year-End 2016

The following table provides information as of the end of 2016 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2013 Plan and 2005 Omnibus Incentive Plan (“2005 Plan”), as well as the inducement awards granted to Ms. Puckett and Messrs. Grillo and Lal in connection with their hiring:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)

Equity compensation plans approved by security holders	3,111,358	$9.39	2,477,276

Equity compensation plans not approved by security holders (4)	1,438,850	$3.73	0

Total	4,550,208	$7.72	2,477,276

(1)                    Consisting of outstanding options and stock-denominated performance units.

(2)                   The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted stock or performance restricted stock units, which have no exercise price.

(3)                    Represents shares available under our 2013 Plan; shares available for issuance under our 2013 Plan may be issued pursuant to stock options, restricted stock, performance restricted stock units, common stock and other awards that may be established pursuant to the 2013 Plan.  No new options or securities may be granted under the 2005 Plan.

(4)                    Consists of inducement awards made to Ms. Puckett and Messrs. Grillo and Lal in connection with their employment; the terms of these grants are consistent with the 2013 Plan.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2016, 2015 and 2014 by our named executive officers.  The amounts in column (i) are further described in the All Other Compensation table included below.

						Change in Pension
						Value and
						Nonqualified Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus (1)	Awards (2)	Awards (2)	Earnings (3)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
Karen Puckett (4)	2016	$741,986	$-	$1,502,509	$-	$-	$23,860	$2,268,355
President and	2015	$234,615	$-	$1,610,086	$577,115	$-	$88,657	$2,510,473
Chief Executive Officer	2014	$-	$-	$59,999	$-	$-	$68,450	$128,449
Shirish Lal	2016	$323,980	$200,000	$338,759	$149,999	$-	$1,620	$1,014,358
Executive Vice President, Chief Operating	2015	$-	$-	$-	$-	$-	$-	$-
Officer & Chief Technology Officer	2014	$-	$-	$-	$-	$-	$-	$-
Doug Shepard (5)	2016	$458,820	$-	$523,685	$-	$25,749	$26,086	$1,034,340
Executive Vice President	2015	$426,635	$-	$964,678	$171,561	$-	$58,565	$1,621,439
and Chief Financial Officer	2014	$375,000	$112,500	$473,504	$212,826	$88,732	$39,837	$1,302,399
Robert Munden	2016	$313,820	$79,175	$298,028	$-	$11,768	$17,088	$719,879
Executive Vice President,	2015	$316,731	$-	$296,803	$98,936	$-	$36,549	$749,018
General Counsel & Secretary	2014	$305,000	$91,500	$273,058	$122,733	$43,275	$34,629	$870,196
Andrew Harrison	2016	$298,595	$75,425	$298,028	$-	$29,200	$17,527	$718,775
Executive Vice President, Human	2015	$301,154	$2,000	$296,803	$98,936	$-	$38,001	$736,894
Resources and Contact Centers	2014	$275,769	$121,516	$296,183	$134,124	$93,261	$32,589	$918,927

(1)                 For Messrs. Shepard, Harrison and Munden in 2014, represents retention bonuses paid pursuant to their respective Severance Agreements, and additionally for Mr. Harrison, a discretionary retention incentive of $34,516 in the form of restricted stock and options granted in 2015 in part in respect of 2014 performance (the value of which are included in columns (e) and (f)). For Mr. Harrison in 2015, represents divisional anniversary bonus.  For 2016, represents a signing bonus for Mr. Lal, and retention bonuses for Messrs. Harrison and Munden.

(2)                  The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2016 included in our Form 10-K.  For performance based stock units the fair value assumed such awards vested based on probable outcome of the performance conditions as of the grant date.  For Ms. Puckett, 2014 amount reflects stock award made in respect of her service as an independent director, and in 2015 includes $59,993 for similar stock grants.

(3)                  The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note F of our audited financial statements for the fiscal year ended December 31, 2016 included in our Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(4)                  Ms. Puckett served as a director before her appointment as President and CEO effective September 14, 2015.

(5)                  Mr. Shepard resigned from the company effective December 31, 2016.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company Contributions to 401(k) Plan	Dividends on Restricted Stock (2)	Other (3)	Total
Karen Puckett	2016	$1,150	$3,975	$-	$18,735	$-	$23,860
	2015	$-	$5,300	$-	$23,357	$60,000	$88,657
	2014	$-	$-	$-	$4,950	$63,500	$68,450

Shirish Lal	2016	$1,054	$566	$-	$-	$-	$1,620
	2015	$-	$-	$-	$-	$-	$-
	2014	$-	$-	$-	$-	$-	$-

Doug Shepard	2016	$519	$2,925	$10,600	$12,042	$-	$26,086
	2015	$519	$11,700	$10,600	$35,746	$-	$58,565
	2014	$519	$11,700	$10,400	$17,218	$-	$39,837

Robert Munden	2016	$475	$2,925	$10,600	$3,088	$-	$17,088
	2015	$475	$11,700	$10,600	$13,774	$-	$36,549
	2014	$475	$11,700	$10,400	$12,054	$-	$34,629

Andrew Harrison	2016	$914	$2,925	$10,600	$3,088	$-	$17,527
	2015	$914	$11,700	$10,600	$14,787	$-	$38,001
	2014	$580	$10,575	$10,400	$11,034	$-	$32,589

(1)                 Reflects annual premium paid by Harte Hanks for life insurance policies obtained in connection with providing salary continuation benefits to each of the named executive officers; see “Perquisites” included above in the CD&A.

(2)                 Reflects dividends paid by Harte Hanks during the year on shares of restricted stock held by each of the named executive officers; such dividends are paid at the same rate as paid on other shares of common stock.

(3)                Amounts for Ms. Puckett reflect (i) in 2015, board service fees of $50,000 earned during her tenure as an independent director, and reimbursement of $10,000 in legal fees incurred in connection with the negotiation of her employment agreement, and (ii) in 2014 board service fees earned as an independent director.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2016 to our named executive officers.  All equity awards described below were granted pursuant to our 2013 Plan, except for inducement awards made to Ms. Puckett and Messrs. Grillo and Lal in connection with their hiring.  Recipients receive dividends on unvested restricted stock at the same rate as other stockholders; dividends are not paid in respect of performance awards or stock options.  See “Potential Payments Upon Termination or Change in Control” below for other circumstance in which equity awards may vest.  Other than the amounts reported in the Summary Compensation table above, there were no non-equity incentive plan awards granted in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (2)	($) (3)
(a)	Type (1)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Karen Puckett	AIP	3/29/16	$ 186,475	$ 745,900	$ 1,491,800
	PSU(S)	4/15/16				46,250	92,500	185,000			$1.90	$175,750
	RSA	4/15/16							185,000		$2.69	$497,650
	PSU(C)	4/15/16				130,548	195,822	261,096	-		$2.69	$526,761
	RSU	4/15/16							112,397		$2.69	$302,348

Shirish Lal	AIP	3/29/16	$ 77,194	$ 308,775	$ 617,550
	Option	3/16/16								120,371 (4)	$2.85	$149,999
	RSA	3/16/16							73,684		$2.85	$209,999
	PSU(S)	4/15/16				12,000	24,000	48,000			$1.90	$45,600
	PSU(C)	4/15/16				20,610	30,914	41,219			$2.69	$83,159

Doug Shepard	AIP	3/29/16	$ 80,798	$ 323,190	$ 646,380						-	-
	PSU(S)	4/15/16				18,750	37,500	75,000			$1.90	$71,250
	RSA	4/15/16							75,000		$2.69	$201,750
	PSU(C)	4/15/16				34,061	51,092	68,122			$2.69	$137,436
	RSU	4/15/16							42,100		$2.69	$113,249

Robert Munden	AIP	3/29/16	$ 39,588	$ 158,350	$ 316,700						-	-
	PSU(S)	4/15/16				11,000	22,000	44,000			$1.90	$41,800
	RSA	4/15/16							44,000		$2.69	$118,360
	PSU(C)	4/15/16				18,892	28,338	37,784			$2.69	$76,229
	RSU	4/15/16							22,914		$2.69	$61,639

Andrew Harrison	AIP	3/29/16	$ 37,713	$ 150,850	$ 301,700
	PSU(S)	4/15/16				11,000	22,000	44,000			$1.90	$41,800
	RSA	4/15/16							44,000		$2.69	$118,360
	PSU(C)	4/15/16				18,892	28,338	37,784			$2.69	$76,229
	RSU	4/15/16							22,914		$2.69	$61,639

(1)    Type of Award:  AIP = Annual Incentive Plan (cash); PSU(S) = Performance Award (unit settling in stock) with a TSR performance measure; RSA = Restricted Stock Award; PSU(C) = Performance Award (unit settling in cash) with a revenue performance measure; Option = Stock Option; see Additional Analysis of Executive Compensation Elements—Long Term Incentive Awards above for more details.

(2)    The amount shown in column (k) is based upon the closing market price of our common stock on the grant date, as reported on the NYSE.

(3)    The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2016 included in our Form 10-K.

(4)    Options were granted at exercise prices equal to the market value of our common stock on the grant date.  Options expire on the tenth anniversary of the grant date and vest in four equal annual installments, one on each of the first four anniversary of the grant date.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2016 by our named executive officers.   Most of these equity awards were issued pursuant to the 2013 Plan or the 2005 Plan, except for the initial grants made to Ms. Puckett and Messrs. Grillo and Lal, which were issued as inducement awards outside our stockholder-approved plans as permitted by NYSE regulations.   The 2013 Plan and 2005 Plan are filed as exhibits to our Annual Report on Form 10-K, as are the award documents for the inducement awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (2)	Closing market price at 12/31/16
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Karen Puckett	216,841	650,523	(3)	$3.79	9/17/2025	112,397	(7)	$169,719	185,000	(16)	$279,350	$1.51
						185,000	(8)	$279,350	261,096	(17)	$394,255	$1.51
						141,601	(9)	$213,818	349,809	(16)	$528,212	$1.51
						5,154	(10)	$7,783			$-	$1.51
						2,853	(11)	$4,308			$-	$1.51

Shirish Lal	-	120,371	(4)	$2.85	3/16/2026	73,684	(12)	$111,263	41,219	(17)	$62,241	$1.51
	-	-		$-		-		$-	48,000	(16)	$72,480	$1.51

Doug Shepard	20,774	62,324	(5)	$7.68	4/15/2025	42,100	(7)	$63,571	75,000	(16)	$113,250	$1.51
	39,946	39,947	(6)	$8.23	4/15/2024	75,000	(8)	$113,250	68,122	(17)	$102,864	$1.51
	60,000	-		$7.25	9/18/2022	52,448	(13)	$79,196	30,833	(18)	$46,558	$1.51
	40,000	-		$9.91	2/5/2022	26,806	(14)	$40,477	26,589	(19)	$40,149	$1.51
	10,000	-		$12.31	2/5/2021	11,396	(15)	$17,208				$1.51
	75,000	-		$11.90	2/5/2020
	90,000	-		$6.04	2/5/2019
	15,000	-		$15.90	2/5/2018
	50,000	-		$17.30	12/31/2017
						-
Robert Munden	11,980	35,941	(5)	$7.68	4/15/2025	22,914	(7)	$34,600	37,784	(16)	$57,054	$1.51
	23,036	23,037	(6)	$8.23	4/15/2024	44,000	(8)	$66,440	44,000	(17)	$66,440	$1.51
	60,000	-		$7.25	9/18/2022	15,459	(14)	$23,343	17,780	(18)	$26,848	$1.51
	28,000	-		$9.91	2/5/2022	6,572	(15)	$9,924	15,333	(19)	$23,153	$1.51
	12,000	-		$12.31	2/5/2021
	40,000	-		$13.19	4/9/2020

Andrew Harrison	11,980	35,941	(5)	$7.68	4/15/2025	22,914	(7)	$34,600	37,784	(16)	$57,054	$1.51
	5,700	-		$7.76	2/5/2025	44,000	(8)	$66,440	44,000	(17)	$66,440	$1.51
	23,036	23,037	(6)	$8.23	4/15/2024	15,459	(14)	$23,343	17,780	(18)	$26,848	$1.51
	40,000	-		$7.25	9/18/2022	6,572	(15)	$9,924	15,333	(19)	$23,153	$1.51
	8,000	-		$9.91	2/5/2022
	4,000	-		$12.31	2/5/2021
	12,000	-		$11.90	2/5/2020
	11,250	-		$6.04	2/5/2019
	4,000	-		$15.90	2/5/2018
	750	-		$26.07	2/5/2017

(1)      Based upon the closing market price of our common stock as of December 31, 2016 ($1.51), as reported on the NYSE.

(2)      In 2014, 2015 and 2016, our Compensation Committee awarded our executives performance-based stock units which are payable, if earned, in shares of common stock or cash.   The payout levels range from 0% to a maximum of 100% of the performance units granted.  At the time of each grant, it was expected that the probable outcome of the performance criterion would lead to a payout level of 75%.

(3)      These options vest in three equal annual installments on September 17 of 2017 - 2019.

(4)      These options vest in four equal annual installments on March 16 of 2017 - 2020.

(5)      These options vest in three equal annual installments on April 15 of 2017 - 2019.

(6)      These options vest in two equal annual installments on April 15 of 2017 - 2018.

(7)      Restricted stock vests in three equal annual installments on April 15 of 2017 – 2019.

(8)      Restricted stock units (phantom stock) vests in four equal annual installments on April 15 of 2017 – 2020.

(9)      Restricted stock vests in two equal annual installments on September 17 of 2017 - 2018.

(10)    Restricted stock vest(ed) in two equal annual installments on February 5 of 2017 - 2018.

(11)    Restricted stock vested on February 5, 2017.

(12)    Restricted stock vest(ed) in three equal annual installments on March 16 of 2017 – 2019.

(13)    Restricted stock vests in two equal annual installments on July 7 of 2017 – 2018.

(14)    Restricted stock vests in two equal annual installments on April 15 of 2017 – 2018.

(15)    Restricted stock vests on April 15, 2017.

(16)    Performance stock unit vests (payable in stock) February 15, 2019, subject to relative TSR performance conditions.

(17)    Performance stock unit vests (payable in cash) February 15, 2019, subject to revenue performance conditions.

(18)    Performance stock unit vests (payable in stock) February 15, 2018, subject to operating income performance conditions.

(19)    Performance stock unit would vest (payable in stock) February 15, 2017, subject to operating income performance conditions; conditions were not met, so no units vested.

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vesting during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(d)	(e) (1)
Karen Puckett	78,389	$134,505
Shirish Lal		$-
Doug Shepard	61,022	$136,723
Robert Munden	22,635	$64,602
Andrew Harrison	25,615	$74,049

(1)    Calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date.

Pension Benefits—Restoration Pension Plan

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Restoration Pension Plan.  The Restoration Pension Plan is administered by a committee comprised of Messrs. Copeland, Harrison and Munden.

The purpose of this unfunded, non-qualified pension plan is to provide executives with the benefits they would receive if our qualified defined benefit plan (in which no current named executive participates) were not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under such plan not been frozen at December 31, 1998.  The Restoration Pension Plan was itself frozen to participation and benefit accruals as of April 1, 2014; all current participants—current or former executive officers—are fully vested.  Benefits accrued and vested after December 31, 2004 under the Restoration Pension Plan are subject to non-qualified deferred compensation rules under Section 409A of the Code.  The Restoration Pension Plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on April 1, 2014 that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security.  The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born).  For years after 2014 (the year of the Restoration Pension Plan freeze) and prior to the end of the 35-year period, the MTW from 2014 is used.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below:

A =   1.0 percent of the Average Monthly Compensation multiplied by the projected number of years of credited service at the Normal Retirement Date.

B =   0.65 percent of the Average Monthly Compensation in excess of 1/12 of Covered Compensation multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C =   Ratio of credited service at April 1, 2014 to projected credited service at the Normal Retirement Date.

D =   50 percent of Average Monthly Compensation.

Participants are eligible for early retirement upon attainment of age 55 if they are vested (as all current participants are).  The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as decreased by certain plan and Internal Revenue Service-prescribed early retirement factors.  We do not have a policy for granting extra years of credited service.  In the event of a change of control (as defined in the Restoration Benefit Plan), our then-current obligations may, in our discretion, be funded through the establishment of a trust fund.

The amounts reported in the following table equal the present value of the accumulated benefit through December 31, 2016 for our named executive officers under the Restoration Pension Plan based on the assumptions described in note (1).

		Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Karen Puckett	Restoration Benefit Plan	-	$-	$-
Shirish Lal	Restoration Benefit Plan	-	$-	$-
Doug Shepard	Restoration Benefit Plan	6.250	$274,921	$-
Robert Munden	Restoration Benefit Plan	4.000	$122,859	$-
Andrew Harrison	Restoration Benefit Plan	18.583	$290,653	$-

(1)    The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2015.  The present value has been calculated using a discount rate of 4.21% and assuming the named executive officers will live and retire at the normal retirement age of 65 years.  For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations.  The mortality assumption is based on the RP2006 generational mortality tables projected using Scale MP2016.

Potential Payments Upon Termination or Change in Control

Payments Pursuant to Severance Agreements

In 2016 we had four types of severance arrangements with our executive officers, each addressing or intended to address different employment and/or termination circumstances:

•                  the Executive Severance Policy;

•                  the CIC Agreements;

•                  Severance Agreements with Messrs. Harrison, Munden and Shepard; and

•                  CEO Agreement with Ms. Puckett.

Severance Arrangements—Executive Severance Policy

In January 2015, we adopted an Executive Severance Policy applicable to corporate officers and certain other executive employees designated by the Committee.  The Executive Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as the CIC

Agreements, Severance Agreements and CEO Agreement.  The Executive Severance Policy provides executives whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the applicable severance period (two years for our CEO and one year for all others) and (ii) subject to certain conditions, up to a year of contributions toward health care coverage.  In exchange, executives are required to deliver a full release to the company, and adhere to non-competition and non-solicitation covenants.  The Executive Severance Policy does not provide any acceleration of vesting for equity awards in the event of an executive’s termination.  The Executive Severance Policy can be amended upon six months’ notice by the Committee, and it terminates immediately prior to a change of control of the company.

Severance Arrangements—CIC Agreements

In 2015 we adopted a new form for our CIC Agreements which has been accepted by all of our officers (except for the CEO, who has similar terms in her employment agreement).  The CIC Agreements provide that if, after a change in control, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment for “good reason,” then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the executive’s target-level bonus or incentive compensation, multiplied by 1.0 for vice presidents, 2.0 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.  The foregoing severance multiples were reduced by 0.5 for levels below CEO as a result of the 2015 CIC Agreement changes, but incumbent officers retained their earlier-awarded higher multiples (as reflected in the Potential Termination and Change in Control Benefits table below).

In addition to adopting a more customary form, the revised CIC Agreement also eliminated the “single-trigger” automatic acceleration of equity awards upon a change in control for executives.  Instead, so long as such awards are assumed or replaced with equivalent awards by the acquirer, there will be no acceleration of equity awards.  Other changes to the CIC Agreements included:

•     Establishing a clear offset right for the company so that executives cannot claim duplicate compensation under multiple arrangements;

•     Basing the bonus component of severance compensation on the target bonus payable to the executive, rather than an average of previously paid bonuses; and

•     Reforming the term and tail-period provisions to provide more clarity and certainty.

Severance Arrangements—Severance Agreements

The Severance Agreements were designed to promote the retention of key executives (including Messrs. Shepard, Harrison and Munden) during our 2013 CEO transition, to allow our new CEO at the time to be able to rely on a stable base of executive leaders familiar with our business.  The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•      the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•      for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•      all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Severance Arrangements—CEO Agreements

Our employment agreement with Ms. Puckett contains severance arrangements materially consistent with the CIC Agreements and Severance Agreements.  The severance arrangements under this agreement differs materially from the foregoing only in that:

•      she is also entitled to severance compensation if she terminates her employment for good reason (as defined in the employment agreement);

•      her initial (inducement) restricted stock and option grants (but no subsequent grants) would vest one additional tranche upon a termination without cause or for good reason; and

•      she would receive severance compensation equal to two times her then-current base salary for most terminations not connected to a change in control.

The foregoing description of our executive severance agreements do not include all terms contained in the actual agreements.  Please refer to the full text of the agreements for the complete terms and provisions, copies of which are filed as exhibits to our public filings with the SEC.  Refer to our 2016 Form 10-K exhibit list for the location of each of these agreements.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2016.  None of our current named executive officers is eligible for early retirement.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above.  The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December 31, 2016.  The company pays for long-term disability insurance for all salaried employees, and the table below provides the estimated amounts payable to our named executive officers (or their guardians) if they had become eligible for payments under such policy on December 31, 2016.

Potential Termination and Change in Control Benefits

The following table illustrates an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios.  Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment.  The amounts shown assume that such event occurred as of December 31, 2016, and, therefore are estimates of the amounts that would have been paid to such executives upon such event.  Actual amounts to be paid can only be determined at the time of the event triggering the payment obligations.  No additional payments are required in the event of a termination for cause in connection with a change in control.  Mr. Shepard resigned effective December 31, 2016, and no payments (other than for wages and benefits accrued prior to termination) were made.

	No Change in Control			Change in Control
	Disability	Death	Termination Without Cause	No Termination (1)	Termination Without Cause or For Good Reason
Karen Puckett
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	1,422,875	-	-	-	-
Salary Continuation (2)	-	900,000	-	-	-
Cash Severance (3)	-	-	1,491,800	-	4,475,400
Health Benefits (3) (4)	-	-	20,071	-	40,044
Equity Vesting Acceleration (3) (5)	674,978	674,978	213,818	-	1,876,794
Estimated Total	$2,097,852	$1,574,978	$1,725,689	$-	$6,392,238
Shirish Lal
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	2,629,281	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	411,700	-	1,440,950
Health Benefits (4)	-	-	20,071	-	40,044
Equity Vesting Acceleration (5)	111,263	111,263	-	-	245,984
Estimated Total	$2,740,544	$811,263	$431,771	$-	$1,726,978
Doug Shepard
Retirement Benefits (6)	$274,921	$274,921	$274,921	$274,921	$274,921
Disability Benefits	2,744,600	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	692,550	-	1,962,225
Health Benefits (4)	-	-	15,295	-	30,354
Equity Vesting Acceleration (5)	313,703	313,703	313,703	-	616,524
Estimated Total	$3,333,223	$1,288,624	$1,296,469	$274,921	$2,884,024
Robert Munden
Retirement Benefits (6)	$122,859	$122,859	$122,859	$122,859	$122,859
Disability Benefits	2,306,070	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	475,050	-	1,187,625
Health Benefits (4)	-	-	19,815	-	38,550
Equity Vesting Acceleration (5)	134,307	134,307	134,307	-	307,801
Estimated Total	$2,563,236	$957,166	$752,031	$122,859	$1,656,836
Andrew Harrison
Retirement Benefits (6)	$290,653	$290,653	$290,653	$290,653	$290,653
Disability Benefits	2,571,400	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severance	-	-	452,551	-	1,131,377
Health Benefits (4)	-	-	20,070	-	39,941
Equity Vesting Acceleration (5)	134,307	134,307	134,307	-	307,801
Estimated Total	$2,996,360	$1,124,960	$897,580	$290,653	$1,769,773

(1)             Assumes equity awards are assumed or replaced with equivalents, as described under the terms of the CIC Agreements or CEO Agreement.

(2)             Reflects the aggregate amount of 10 annual payments payable to the executive’s estate in the event of such executive’s death while employed.

(3)             The non-change in control amounts are also payable if Ms. Puckett terminates for “good reason” as defined in her employment agreement.

(4)             Reflects the estimated payments to (i) partially offset the cost of 18 months (no change in control) or (ii) entirely offset the cost of 24 months of future premiums (change in control) under our health and welfare benefit plans.

(5)             Values are calculated based on the closing price of our common stock of $1.51 on December 31, 2016.

(6)             Reflects the estimated single sum present value of Restoration Pension Plan accumulated benefit as of December 31, 2016, which the officer would be entitled to receive upon reaching age 65.  Actual payments are made over time, not in a lump sum.  None of our named executive officers with this benefit have reached normal retirement age.  These amounts would also be payable in the event of termination with or without cause or voluntary resignation, provided that some or all of this amount is subject to clawback if, in the event of a “for cause” termination related to dishonest conduct, the Compensation Committee elects to deny vested retirement benefits under the Restoration Pension Plan.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors.  As of the date of this proxy statement, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time, and the Board has acted to change certain elements of director compensation as noted in “Establishing Director Compensation” below the table.

Element	Description	Amount
Annual Cash Retainer	Payable to non-employee Board members, as determined by the Board in accordance with applicable rules	$45,000
Annual Retainer for Independent Chairman

Payable to the Chairman if the Chairman is a non-employee director; consists of a grant of restricted stock on July 1 of each year, vesting in one year but otherwise consistent with Annual Equity Awards (below); in addition to other amounts payable for service as a director

		Shares equal to $50,000
Annual Cash Retainer for Committee Chairs	• Audit Committee Chair	$15,000
	• Compensation Committee Chair	$10,000
	• Nominating and Corporate Governance Committee Chair	$8,000
Cash Meeting Fees	• Per in-person Board meeting attended (payable to non-employee directors)	$2,000
	• Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	• Per telephonic Board meeting attended (payable to non-employee directors)	$750
	• Per telephonic Committee meeting attended (payable to applicable Committee members)	$750
Annual Equity Election In Lieu of Cash Fees

•  Each non-employee director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock

		Up to 100% of a director’s cash compensation

•  These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters; the number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2013 Plan

Annual Equity Awards

•  For each calendar year, each non-employee director received shares of restricted stock, with a grant date of April 15 (the fixed date previously selected for long-term incentive awards) and which vest in three equal annual installments beginning the first anniversary of the grant date

		Shares equal to $60,000
	• The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2013 Plan
	• These shares of restricted stock were granted pursuant to the 2013 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2013 Plan
Other	• Non-employee directors may also receive compensation from time to time for any service on special Board committees	As applicable
	• All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its committees

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors.  The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A.  The Compensation Committee did not appoint any subcommittees during 2016.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation.  From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters.  Our director compensation is structured predominantly based upon the results of such reviews, company performance, and the amount of time devoted to Board and committee meetings.  The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In connection with Meridian’s 2014 engagement to review the company’s executive compensation programs, the Committee also requested that Meridian conduct a review and analysis of our compensation of non-employee directors and related policies, practices and trends. In March 2016, the Committee made its 2016 annual non-employee director compensation determinations, taking into account the results of Meridian’s review, analysis and recommendations, among other factors, and no changes were made from the 2014 compensation program.  The Board believes this overall compensation level is appropriate to attract and retain highly qualified board candidates.

Director Stock Ownership Guidelines & Hedging Policy

Under our Corporate Governance Principles adopted by the Board non-employee directors are expected to hold three times the annual cash retainer amount (or $135,000) in company stock.  Employee directors are subject to the stock ownership guidelines applicable to management, as described above, rather than these director stock ownership guidelines.  At December 31, 2016, each of our directors other than Mr. Carley was in compliance with this policy.  As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids directors from engaging in hedging activities with respect to our securities.

2016 Director Compensation for Non-Employee Directors

The following table shows 2016 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” column below also include compensation expense amounts from awards granted in prior years.  All fees were paid in cash, unless otherwise designated.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($) (1)	($) (2)	($)
(a)	(b)	(c)	(e)	(f)
Stephen E. Carley (3)	$68,004	$59,998	$858	$128,860
David L. Copeland	$83,250	$59,998	$681	$143,928
William F. Farley (4)	$87,507	$59,998	$681	$148,186
Christopher M. Harte (3)	$61,255	$109,997	$1,394	$172,646
Scott C. Key (3)	$69,504	$59,998	$858	$130,360
Judy C. Odom	$73,750	$59,998	$681	$134,428

(1)                      Each of the independent directors was granted shares of restricted stock in 2016 with a grant date fair value of $60,000 (rounded down to the nearest whole share), computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2016 included in our Form 10-K.  Restricted stock awards are granted without consideration and vest in three equal annual installments beginning the first anniversary of the date of grant.

(2)                      Reflects dividends paid during the year on shares of restricted stock held by such director.

(3)                      Elected to receive all fees in the form of stock.

(4)                      Elected to receive half of all fees in the form of stock.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2016; none of our non-employee directors held stock options.

Name	Number of Outstanding Shares of Restricted Stock (#)	Total (#)
Stephen E. Carley	30,311	30,311
David L. Copeland	30,311	30,311
William F. Farley	30,311	30,311
Christopher M. Harte	61,757	61,757
Scott C. Key	30,311	30,311
Judy C. Odom	30,311	30,311

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent registered public accounting firm (independent auditors).  The Audit Committee is comprised of four directors, currently Messrs. Farley (Chair), Harte, Keating (as of July 18, 2017) and Key.  The Board has determined that (i) each of its members is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act, and (ii) that Mr. Farley qualifies as an audit committee financial expert under applicable federal securities laws.

The Audit Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent registered public accounting firm (or “independent auditors”), the company’s internal auditors and appropriate company financial personnel.  The Audit Committee also meets privately with the company’s independent auditors, and the company’s internal auditors.  The company’s independent auditors and its internal auditors have unrestricted access to the Audit Committee and can meet with the Audit Committee upon request.  In addition, the Audit Committee reviews the company’s financial statements and reports its recommendations to the full Board as required for approval and to authorize action.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting.  The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Audit Committee reviewed and discussed (i) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (ii) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (iii) the audited consolidated financial statements for the fiscal year ended December 31, 2016 (and the audit related thereto) with management, the company’s internal auditors and Deloitte & Touche LLP (“Deloitte”), and (iv) with management, the company’s internal auditors and Deloitte, management’s annual report on the company’s internal control over financial reporting and Deloitte’s audit report.

The Audit Committee has also discussed with Deloitte (and as appropriate KPMG LLP (“KPMG”), the company’s independent auditor for prior periods), all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the PCAOB.

Deloitte provided to the Audit Committee the written disclosures and the letter provided by applicable requirements of the PCAOB concerning independence.  The Audit Committee discussed with Deloitte its independence from the company. When considering Deloitte’s independence, the Audit Committee reviewed the services Deloitte provided to the company that were not in connection with its audit of the company’s consolidated financial statements.  These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q.  The Audit Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Deloitte.  In addition, when considering Deloitte’s independence, the Audit Committee considered any fees received by the company from Deloitte.

Based on these activities, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 be included in the company’s Annual Report on Form 10-K.

Audit Committee
William F. Farley, Chair
Christopher M. Harte
Scott C. Key

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by our independent auditors or fees payable for professional services in or related to 2015 and 2016.

	2015 (KPMG)	2016 (Deloitte)
Audit Fees (1)	$970,000	$2,000,000
Audit Related Fees (2)	141,948	17,500
Tax Fees (relating to state, federal and international tax matters)	62,586	171,226
All Other Fees	—	2,132
Total	$1,174,534	$2,190,858

(1)                   Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)                   Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2015 and 2016.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee pre-approves all permitted non-audit services to be performed for Harte Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that such subcommittee’s preapproval decisions are presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class III Directors

We currently have eight directors serving on our Board, divided into three classes, each of which is elected for a three-year term.  One class of directors is elected each year at our annual meeting of stockholders.  The current term of our Class III directors expires at our 2017 annual meeting.  The Class III directors elected in 2017 will be elected to serve a term ending at our 2020 annual meeting of stockholders, or until their successors are duly elected and qualified (or their earlier death, resignation or removal).

The nominees for Class III directors are (1) Judy C. Odom and (2) Karen A. Puckett, each of whom is a currently serving as a director.  Ms. Odom additionally chairs our Nominating and Corporate Governance Committee, and Ms. Puckett serves as our President and CEO.  Each nominee has indicated her willingness to serve as a director if elected.  If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve her full term, the Board may reduce the size of the Board or designate a substitute to fill the vacancy.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.”  Our Board believes both of the nominees possess experience, qualifications, attributes and skills to provide significant value to Harte Hanks.

The accompanying proxy card will not be voted for anyone other than the Board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the accompanying proxy card will vote to elect the Board’s nominees unless, by marking the appropriate space on the proxy card, the stockholder instructs that he, she or it withholds authority from the proxy holder to vote.

Board Recommendation on Proposal

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF OUR CLASS III DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD.

The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

PROPOSAL II

ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

Say-on-Pay

Pursuant to the SEC proxy rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and related tables and disclosure (commonly referred to as “say-on-pay”).  Our Board recognizes the interest our investors have in the compensation of our executives, and how our company manages compensation in light of business needs and market expectations.  Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders of Harte Hanks, Inc. approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide strong alignment between executive pay and performance, and to focus executives on making decisions that enhance our stockholder value in both the short and long term.  Executives are compensated in a manner consistent with our strategy, competitive practices, stockholder interest alignment, and the Compensation Committee’s view of evolving compensation governance standards.  Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.  The Compensation Committee monitors our compensation policies and decisions to ensure that they are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a challenging and competitive environment.  The Compensation Committee of the Board seeks to provide target compensation for executive officers at approximately the 50th percentile of our peer group (even though for some of our executives some or all elements are well below this target), and has designed our executive compensation and benefit programs to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals.

As mentioned in the Compensation Discussion and Analysis, the Board notes that company financial performance has been unsatisfactory for some time, and that performance is further reflected in the company’s stock price and stockholder value.  Although the company’s compensation programs have not resulted in improved company performance, the use of performance-based compensation has had the intended effect of reducing compensation for executive officers when stockholders suffer:  no equity-based performance awards have vested in the past five years, nor have any significant annual incentive plan bonuses been paid (and none in the past three years).  Likewise, the use of equity awards for a significant portion of executive officer compensation has subjected them to the same diminished value felt by stockholders.

The Board, like the company’s executive officers, are challenged by the steep declines faced by the business.  Nevertheless, the company operates in an environment where there is competition for talent, and when executive officers take on additional responsibilities as they navigate a turn-around, providing meaningful compensation that serves to reward their efforts, if successful, is essential.   The Board’s Compensation Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain the executive talent needed for the challenging turn-around the company is facing.  The Board’s Compensation Committee also finds the named executive officers’ total compensation to be fair and reasonable for our circumstances, and consistent with the company’s executive compensation philosophy.

The Board of Directors unanimously recommends a vote FOR the approval (on a non-binding advisory basis) of our named executive officer compensation disclosed in this proxy statement pursuant to the resolution above. The management proxy holders will vote all duly submitted proxies FOR such approval unless duly instructed otherwise.

PROPOSAL III

ADVISORY APPROVAL OF FREQUENCY FOR SEEKING

ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

Frequency of Say-on-Pay Votes

We are required to provide stockholders with an advisory (non-binding) “say-on-pay” vote every one, two or three years, and to additionally seek a separate advisory stockholder vote held at least once every six years on how frequently to hold advisory stockholder “say-on-pay” votes.  We welcome our stockholders’ views on this subject, and, while such vote is only advisory (non-binding) in nature, we will consider the outcome of this vote in determining the frequency with which the Board seeks advisory “say-on-pay” votes from its stockholders. Accordingly, stockholders may cast a vote on the frequency of our advisory vote by choosing the option of every (a) year, (b) two years and (c) three years in response to the resolution set forth below.  In addition, stockholders may choose to abstain from voting on this proposal:

RESOLVED, that the stockholders of Harte Hanks, on an advisory basis, recommend that an advisory vote on the compensation of Harte Hanks’ named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934 be provided to stockholders every (a) year, (b) two years, or (c) three years.

We believe that our directors and officers intend to vote their shares for holding a stockholder advisory “say-on-pay” vote to approve named executive officer compensation EVERY YEAR.

Board Recommendation on Proposal

Our executive compensation program is designed to support long term value creation, and is substantially weighted toward long-term incentives. Although the Board had previously adopted a triennial vote frequency consistent with evaluating long-term performance alignment, due to the size and number of changes in the company’s business in the past several years, the Board now believes soliciting stockholder feedback on an annual basis, which will give stockholders the opportunity to provide us with their direct input on our compensation for named executive officers every year, will best enable us to continue to obtain stockholder views on a reasonably current basis.

The Board therefore recommends a vote FOR the approval (on a non-binding advisory basis) of holding a stockholder advisory “say-on-pay” vote to approve named executive officer compensation EVERY YEAR.  The management proxy holders will vote all duly submitted proxies FOR approval of EVERY YEAR unless duly instructed otherwise.

PROPOSAL IV

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal

In accordance with its charter, the Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as Harte Hanks’ independent registered public accounting firm to audit our consolidated financial statements for fiscal 2017 and to render other services required of them. The Board is submitting the appointment of Deloitte for ratification at the annual stockholders meeting.  Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Change of Independent Public Accountants

As previously reported on our Current Report on Form 8-K dated April 6, 2016, the Audit Committee (i) dismissed KPMG LLP (“KPMG”) as our independent registered public accounting firm and (ii) approved Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016, effective April 4, 2016.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 4, 2016, there were no: (a) disagreements between Harte Hanks and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (b) reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the consolidated financial statements of Harte Hanks and its subsidiaries as of and for the fiscal years ended December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as described in the following paragraph.  The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as described in the following paragraph.

KPMG’s report on the consolidated financial statements of Harte Hanks and its subsidiaries as of and for the years ended December 31, 2015 and 2014, contained a separate paragraph stating that “As discussed in Note A to the consolidated financial statements, Harte Hanks, Inc. has changed its method of accounting for deferred income taxes effective January 1, 2014 due to the adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes.”  KPMG’s report on the effectiveness of internal control over financial reporting as of December 31, 2015 contained a separate paragraph stating that “Harte Hanks, Inc. acquired 3Q Digital, Inc. during 2015, and management excluded from its assessment of the effectiveness of Harte Hanks, Inc.’s internal control over financial reporting as of December 31, 2015, 3Q Digital, Inc.’s internal control over financial reporting associated with total assets of $7.0 million and total revenues of $17.9 million included in the consolidated financial statements of Harte Hanks, Inc. and subsidiaries as of, and for, the year ended December 31, 2015.  Our audit of internal control over financial reporting of Harte Hanks, Inc. also excluded an evaluation of the internal control over financial reporting of 3Q Digital, Inc.”

During Harte Hanks’ two most recent fiscal years ended December 31, 2015 and 2014, and through April 4, 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Harte Hanks’ financial statements, and neither a written report nor oral advice was provided that Deloitte concluded was an important factor considered by Harte Hanks in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

In accordance with Instruction 2 to Item 304 of Regulation S-K (“Instruction 2”), the Company provided each of KPMG and Deloitte with a copy of the disclosures it is making in this proxy statement in response to Item 9A of Schedule 14A prior to the filing of this proxy statement.   During the ten business days following the Company’s delivery of the disclosures to KPMG and Deloitte, neither of them indicated that they believe the statements in the disclosures are incorrect or incomplete, nor did they provide any written statement to be included in this proxy statement as described in Instruction 2.

Selection of Independent Registered Public Accounting Firm

The submission of this matter for ratification by stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission provides an opportunity for stockholders to give direct feedback to the

Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace our independent registered public accounting firm. Ratification by the stockholders of the appointment of Deloitte does not limit the authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm at any time during the year or thereafter, and the failure to gain such ratification does not limit the Audit Committee’s authority to retain Deloitte.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte as Harte Hanks’ independent registered public accounting firm for fiscal 2017. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the annual meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2018 annual meeting must be received by us at our principal executive offices on or before March 22, 2018.  Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under our bylaws, stockholder nominations for election of directors or stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2018 annual meeting must be received at our principal executive offices no earlier than April 19, 2018 and no later than May 19, 2018 (assuming that the 2018 annual meeting is held on August 17, 2018, the anniversary of the 2017 annual meeting).  Such proposals when submitted must be in full compliance with applicable law and our bylaws. Any stockholder proposals not received by such applicable dates will be considered untimely.

ALL STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JULY 20, 2017.

IMPORTANT

Your vote at this year’s meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the annual meeting as described in this proxy statement.